Table of Contents

As filed with the Securities and Exchange Commission on July 26, 2024

Registration No. 333-276934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Palisades Venture, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	7374
(State or other jurisdiction of	(Primary standard industrial	(IRS employer
incorporation or organization)	classification code number)	identification number)

21200 Oxnard St. #6630

Woodland Hills, CA 91367

Tel: (818) 465-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agents, Inc.

30 N. Gould Street, # R

Sheridan, WY 82801

Tel: (307) 554-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Law Offices of Gary L. Blum

3278 Wilshire Boulevard, Suite 603
Los Angeles, California 90010

213.369.8112

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 28, 2024

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Palisades Venture, Inc.

25,000,000 Shares of Common Stock

All of the shares of Palisades Venture, Inc. (the “Company" or “Palisades”) offered hereby are being offered by CorpTech Holding, Inc. CorpTech Holding, Inc., the selling shareholder, owns 25,000,000 shares of the common stock of Palisades Venture, Inc., a Wyoming Corporation. CorpTech Holding, Inc. will distribute to its shareholders approximately 25,000,000 shares of its Palisades common stock (see “The Distribution”). Per the agreement (Exhibit 10.6) between Palisades Venture, Inc. and Corptech Holding, Inc. the shares will be distributed to Corptech Holding, Inc. shareholders following receipt of a no Comment letter from the SEC in regards to the S1 registration. Pursuant to the plan of distribution, CorpTech Holding, Inc., will distribute to its common shareholders 25,000,000 shares of the common stock of Palisades Venture, Inc. One share of Palisades Venture, Inc., will be issued for each 120 shares of CorpTech Holding, Inc., common stock held of record as of February 7, 2024. For all CorpTech Holdings shares held equal to, or in excess of 120 shares, any resulting fractional shares of Palisades Venture to be distributed will be rounded up to the next full share.  No shares of Palisades Ventures will be issued to any Corptech Holding shareholder if their CorpTech Holding shares held on the record date is less than 120 shares. On February 7, 2024, CorpTech Holding, Inc. had approximately 1,613 shareholders of record. The 25,000,000 Shares certificates of Palisades Venture, Inc., will be mailed to CorpTech Holding, Inc. shareholders along with a copy of this prospectus. The 25,000,000 shares of the common stock distributed to CorpTech Holding, Inc. shareholders will represent approximately 22.83% of all the issued and outstanding shares of the common stock of the Company. CorpTech Holding, Inc. acquired 25,000,000 shares of the common stock of Palisades on July 27, 2021, as part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note (Exhibit 10.1).

The July 27, 2021 transaction between CorpTech Holding Inc. and Palisades was accounted for as a common control transaction as CorpTech and Palisades have significantly the same ownership structure. Prior and after the transaction our CEO Orie Rechtman owned 90% of CorpTech, and prior to the transaction Mr. Rechtman owned 100% of Palisades’ shares. After the distribution, our CEO and a shareholder of Palisades will control approximately 68.49% of the outstanding common stock.

The historical information presented here for all periods is that of both entities.

Neither Palisades nor CorpTech Holding, Inc. will receive any proceeds since no consideration will be paid to CorpTech Holding, Inc. or Palisades in connection with the distribution of these shares.

Affiliates of the Company (as that term is defined in the Securities Act of 1933 as amended) receiving our common stock through the Distribution will be subject to the resale requirements applicable to “control persons” under Rule 144. Affiliates will be receiving unrestricted stock in the distribution so will not be subject to any holding period requirements. However, unless such shares are again registered under another effective registration statement or an exemption from registration applies, re-sales of the stock by an affiliate must comply with the other requirements of Rule 144 including volume limitations, current Company information, manner of sale, and filing requirements.

Palisades is not selling any shares of its common stock in this distribution and therefore will not receive any proceeds. The Company's common stock is presently not traded on any market or securities exchange. Although the Company intends to apply for quotation of its common stock on the OTC Markets, public trading of its common stock may never materialize.

i

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act.

Our Independent Registered Public Accounting Firm has raised substantial doubts about our ability to continue as a going concern.

This offering is a best efforts self-underwritten offering where the officers and directors will be selling the securities and relying on the safe harbor provisions under Rule 3a-1 of the Exchange Act of 1934.

We are not a blank check company and have no plans or intentions to engage in a business combination following this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Offering will terminate 180 days after this prospectus is declared effective by the SEC unless extended by our Board of Directors for an additional 90 days.

In reviewing this Prospectus, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 4 of this Prospectus.

For purposes of qualifying pursuant to a Registration Statement filed on Form S-1, the Company has placed an aggregate value on the 25,000,000 Shares of $25,000, or $0.001 per share (see “Determination of Offering Price”).

CorpTech Holding, Inc., is considered an underwriter.

The date of this prospectus is June 28, 2024

ii

Unless otherwise specified, the information in this prospectus is set forth as of June 28th, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

iii

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend,” “expect” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, without limitation, the statements regarding our strategy, future plans for development and production, future expenses and costs, future liquidity and capital resources, and future dividends. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties and there can be no assurance that such statements will prove to be accurate. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Risk Factors section of this prospectus.

In addition to the specific factors identified under the Risk Factors section of this prospectus, other uncertainties that could affect the accuracy of forward-looking statements include:

•	Our operating costs and other costs of doing business;

•	Access to and availability of materials, equipment, supplies, labor and supervision, and power;

•	Results of current and future feasibility studies;

•	Changes in our business strategy, plans and goals;

•	Acts of God such as floods, earthquakes, and any other natural disasters;

•	The impact of the COVID-19 Coronavirus.

•	The integration of multiple technologies and programs;

•	The ability of the company to offer and sell the shares of common stock offered hereby;

•	Changes in existing and potential relationships with collaborative partners; and

•	Other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

This list, together with the factors identified in the Risk Factors section of this prospectus, is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations, and opinions only as of the date of this prospectus. We do not intend to update these forward-looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

iv

PROSPECTUS SUMMARY

This summary highlights certain information about Palisades Venture, Inc. (the “Company”, “Palisades”, “we”, “our”, or “us”,) and information appearing elsewhere in this prospectus. This entire Prospectus and our financial statements and related notes should be read carefully. There is more detailed information in other places of the Prospectus. Unless the context requires otherwise, “we”, “us”, “our”, and similar terms refer to Palisades Venture, Inc.

This prospectus is being furnished to you as a shareholder of CorpTech Holding, Inc.

Our Company

The Company was originally incorporated in the State of Wyoming under the laws of the State of Wyoming on July 23, 2021. The Company had no business activity and it was created for the purpose of absorbing Landmark PMG LLC business activity through the acquisition described above. As of July 27th, 2021 (Start Date) Landmark combined its business with Palisades and all accounting periods presented include both companies. The Company is an emerging growth company and our auditors have issued a going concern opinion.

Effective as of July 27, 2021, CorpTech Holding, Inc., (d/b/a Landmark Properties Management Group, LLC, d/b/a 4Service Cloud Tech) sold all of its rights and assets, through an Asset Purchase Agreement of its Landmark PMG LLC, D/B/A 4 Service Cloud Tech business to Palisades Venture, Inc. in exchange for 25,000,000 shares of the common stock of Palisades and a $300,000 promissory note. As part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc., the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note (Exhibit 10.1).

CorpTech Holding, Inc. currently plans to continue operations of its other subsidiary – Riteman Inc. D/B/A IT@ONCE and EVOLVE PARTNERS (Riteman). Riteman currently provides its customers with IT Managed Services, in most cases replacing or augmenting the customer’s in-house IT department with on-site as well as remote engineering support.

In July of 2023 the Company entered into an agreement with CorpTech Holding Inc where CorpTech will provide the Company with Hosting services of its network through a contractual relations with LiveWire who is the operator of the data centers where the Company network is hosted. The Company will compensate CorpTech for these services $2500 monthly. The Company relies on these companies as well as on the data centers LiveWire operates out of to provide a consistent performance –for the Company’s survival.

Business Strategy

Palisades Venture, Inc., is a datacenter and computer storage company based in the US. The Company was formed in 2021 primarily to absorb the assets of Landmark PMG LLC (d/b/a 4Service Cloud Tech) – one of the subsidiaries of CorpTech Holding Inc., for 25,000,000 shares of our restricted common stock, and a $300,000 promissory note, through an Asset Purchase Agreement, dated July 27, 2021.

The Company is engaged in the cloud computing segment of the technology sector as well as IT business continuity, disaster recovery and Cyber Security.

In the past 10 years, Landmark LLC DBA 4Service Cloud Tech has provided corporate clients with an array of managed technology services in data protection, cyber security and business continuation with real time disaster recovery solutions.

Since 2011, the Company implemented secured cloud computing solutions and today 4Service is considered to have a sophisticated cloud infrastructure built on state-of-the-art technology available, which we designed and implemented based on existing top manufacturers and providers of hardware and software solutions, such as Cisco, Checkpoint, Dell, HP, EMC2, VMWare and Microsoft.

Landmark LLC DBA 4Service is a business continuity solutions provider that specializes in cloud computing and disaster recovery services. 4Service offer a 3-Tier approach to our disaster recovery strategy and our private managed cloud computing offering is comprised of the best-in-class of industry leading equipment and software solutions. Utilizing the newest desktop and server virtualization technologies, our cloud computing solution allows any organization, regardless of size, to gain a world-class infrastructure and dramatically cut its IT costs across the board.

1

The Company –Palisades Venture Inc.’s mailing address is located at 21200 Oxnard St #6630, Woodland Hills CA 91367.

Our telephone number is (818) 465-1300.

Controlled Company Exemption

Mr. Orie Rechtman (“Mr. Rechtman”) currently controls approximately 68.49% of the voting power of our outstanding capital stock. Mr. Rechtman has the power to elect Company’s directors. Pursuant to OTC listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, we are exempt from certain OTC corporate governance requirements, including the requirements to have (i) a board comprised of a majority of independent directors; (ii) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for our board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. If we cease to be a “controlled company,” we will be required to comply with these standards and, depending on the independence-determination with respect to our then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

Implications of Being an Emerging Growth Company

We qualify as an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act.” An Emerging Growth Company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement for quarterly and annual reports filed with the U.S. Securities and Exchange Commission (“SEC”) to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•	reduced disclosure concerning executive compensation arrangements;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and

•	No non-binding advisory votes on executive compensation or golden parachute arrangements.

We have utilized some of these exemptions in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, Section 107 of the JOBS Act provides that an emerging growth company utilize the extended transition period provided in Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which annual gross revenue equals or exceeds $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 and Securities Act Rule 405under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

2

ABOUT THIS OFFERING

Securities Being Offered	This prospectus covers the distribution as a dividend of 25,000,000 shares of common stock of Palisades Venture, Inc., by Corptech Holding, Inc., which constitutes approximately 23% of the common stock. The distribution will be made to holders of record of CorpTech Holdings, Inc., as of the close of business on February 7, 2024. Per the agreement (Exhibit 10.6) between Palisade Venture, Inc. and Corptech Holding, Inc. the shares will be distributed to Corptech Holding, Inc. shareholders following receipt of a no Comment letter from the SEC in regards to the S1 registration.

Pursuant to the plan of distribution, CorpTech Holding, Inc., will distribute to its common shareholders 25,000,000 shares of the common stock of Palisades Venture, Inc. One share of Palisades Venture, Inc., will be issued for each 120 shares of CorpTech Holding, Inc., common stock held of record as of February 7, 2024. For all CorpTech Holdings shares held equal to, or in excess of 120 shares, any resulting fractional shares of Palisades Venture to be distributed will be rounded up to the next full share.  No shares of Palisades Ventures will be issued to any Corptech Holding shareholder if their CorpTech Holding shares held on the record date is less than 120 shares. On February 7, 2024, CorpTech Holding, Inc. had approximately 1,613 shareholders of record. The 25,000,000 Shares certificates of Palisades Venture, Inc., will be mailed to CorpTech Holding, Inc. shareholders along with a copy of this prospectus.

Number of Shares of Common Stock Outstanding:

109,500,000 shares

25,000,000 issued to CorpTech Holding Inc.

Mr. Rechtman’s control of 68.49% of the voting rights of certain corporate actions that may significantly impact the future of the company. These corporate actions include but are not limited to the hiring and firing of senior management members, selection and approval of board members under OTC rules, mergers or acquisitions, investment banks to go public with an initial public offering (IPO), investment banks to go private with a spin-off of a business segment, selection of auditors and making all financial decisions for the corporation. Mr. Rechtman’s voting rights shall be required for these corporate actions to be approved.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 4.

3

RISK FACTORS

Our common stock is highly speculative, involves a high degree of risk, and shareholders should understand that this may result in a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

Although the business has been running for some time, in its new format, we are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. Our business and operations should be considered to be very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Our new business format was introduced in 2022 with the addition of our Value Added Reseller (VAR) program further discussed in “Our Business Model” section page 20.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our Company was formed on July 23, 2021, although the company (Landmark PMG, LLC) we are acquiring has been in business since 2008, but we have not yet begun full scale operations in our new format. We have limited business commercially and do not have any long-term definitive agreements. We have not proven that our business model will allow us to generate a profit. The Company has generated limited revenue so far.

The Company needs capital to implement its business plan.

The Company needs capital in order to operate. The Company will not receive any capital from this offering and as a result, will need to raise the capital it needs in future offerings of its securities. The Company does not know what the terms of any future capital raising may be, but any future sale of the Company’s equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of the Company's common stock, should be a public market ever develop for the Company's common stock. The failure of the Company to obtain the capital which it requires may result in the slower implementation of the Company’s business plan.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $(428,944) as of December 31, 2023 and we expect to continue to incur significant set up and expansion expenses in the foreseeable future related to the completion of development and commercialization of our business. As a result, we are not sustaining substantial operating and net profits, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

Our auditors have expressed concerns about our ability to continue operating the business.

Our auditors have issued going concern opinions in the audits and it is possible that we may not be able to raise enough funds to operate the business. Furthermore, if we are unable to raise at least additional funds following this prospectus, we may not succeed in operating and getting into business at all.

4

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to fund set up and marketing. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not quoted or traded, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2024, but we do not have any firm commitments for funding. If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

There are substantial doubts about our ability to continue as a going concern due to recurring, minimal cash available and accumulated deficit. If we are unable to continue our business, our shares may have little or no value.

The Company’s ability to become a profitable operating company is dependent upon its ability to generate revenues and/or obtain financing adequate to fulfill its research and market introduction activities and achieving a level of revenues adequate to support our cost structure has raised substantial doubts about our ability to continue as a going concern. Some of the reasons for these doubts of our ability to continue as a going concern are the recurring losses, minimal cash available and accumulated deficit. We plan to attempt to raise additional equity capital by selling shares in the future and, if necessary, through one or more private placement or public offerings. However, the doubts raised, relating to our ability to continue as a going concern, may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships, or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights. Please see Financial Statements – Note 3. Going Concern for further information.

5

If we use open-source software inconsistent with our policies and procedures or the license terms applicable to such software, we could be subject to legal expenses, damages, or costly remediation or disruption to our business.

We plan to use some open-source software in our products and platform. While we plan to have policies and procedures in place governing the use of open-source software, there is a risk that we incorporate open-source software with onerous licensing terms, including the obligation to make our source code available for others to use or modify without compensation to us. If we receive an allegation that we have violated an open-source license, we may incur significant legal expenses, be subject to damages, be required to redesign our product to remove the open-source software, or be required to comply with onerous license restrictions, all of which could have a material impact on our business. Even in the absence of a claim, if we discover the use of open-source software inconsistent with our planned policies, we could expend significant time and resources to replace the open-source software or obtain a commercial license, if available. All of these risks are heightened by the fact that the ownership of open-source software can be uncertain, leading to litigation, and many of the licenses applicable to open-source software have not been interpreted by courts, and these licenses could be construed to impose unanticipated conditions or restrictions on our ability to commercialize our products. Any use of open-source software inconsistent with our future policies or licensing terms could harm our business and financial position

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our potential growth may place, and is expected to place, a strain on our managerial, operational and financial resources. Further, if our business grows, we will be required to manage multiple relationships. Any further growth by us, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We may not be able to effectively manage our growth, which would impair our results of operations.

The Company intends to expand the scope of its operating activities significantly. If the Company is successful in executing its business plan, it will experience business growth that could place a significant strain on operations, finances, management, and other resources.

The ability to effectively manage growth may require the Company to substantially expand the capabilities of administrative and operational resources and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that the Company will be successful in recruiting and retaining new employees or retaining existing employees.

The Company cannot provide assurances that management will be able to manage this growth effectively. The failure to successfully manage growth could materially adversely affect its business, financial condition or results of operations.

The Company is dependent on its management and the loss of its officer could harm the Company’s business.

The Company’s future success depends largely upon the experience, skill, and contacts of the Company’s sole officer. The loss of the services of this officer may have a material adverse effect upon the Company’s business.

6

We may face business disruption and related risks from the recent pandemic of the novel coronavirus 2019 (COVID-19) which could have a material adverse effect on our business.

Our business could be disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. The spread of SARS CoV-2, has resulted in the Director General of the World Health Organization declaring COVID-19 a pandemic on March 11, 2020.  International stock markets reflect the uncertainty associated with the slow-down in the economy. The reduced levels of international travel experienced since the beginning of January and the significant declines in the Dow Industrial Average were largely attributed to the effects of COVID-19. We are still assessing the ongoing impact COVID-19 and other infectious diseases may have on our business, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19, or diseases or their consequences, including downturns in business sentiment generally or in our sector in particular.  The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic.

The Company’s officer and director will continue to exercise significant control over operations, which means as a minority shareholder, you would have no control over certain matters requiring shareholder approval that could affect your ability to ever resell any shares you purchase in this offering.

As of the date of this Registration Statement, Mr. Rechtman, our sole officer and director, will be able to vote approximately 90% of the Company’s votes through his ownership of our common shares. He will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your shares. His interests may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We expect to be a “controlled company” within the meaning of OTC rules and, as a result, will qualify for exemptions from certain corporate governance requirements. As a result, you do not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Upon completion of this Offering, our Management will continue to collectively hold more than 68.49% of the voting power for the election of directors of our company. As a result, we expect to be a controlled company within the meaning of OTC corporate governance standards. Under OTC rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and will not to comply with certain OTC corporate governance requirements, including the requirements that:

•	a majority of the Board consist of independent directors under OTC rules;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain quoted on the Pink OTC Markets and as a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of OTC. See “Certain Relationships And Related Party Transactions — Controlled Company Status.”

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Risks Relating to Our Business

If we do not obtain substantial new financing, our business may fail.

Although we have commenced active operations, we have not generated any net profit to date. Our business plan calls for investments in our datacenters as well as related to the purchase of other businesses in our sector. Also, our business plan calls for certain basic general and administrative expenses. The Company may need to use as security the limited assets it has to raise funds.

Accordingly, we anticipate seeking such subsequent financing through a future offering of either equity or debt securities to be secured by Palisades Venture, Inc., assets and other collateral. We do not, at this time, have any firm arrangements for this or any type of additional financing. We may not be able to obtain additional financing when required or in the amount and on terms which would be feasible for us.

Because we have only limited business operations, we face a high risk of business failure.

The Company has conducted limited business activities to date. We require substantial funding and additional work will be required to actualize the potential of the Palisades Venture, Inc., business strategy and have a successful commercial operation. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully on an ongoing basis. We have not earned significant net profits as of the date of this prospectus, and thus face a high risk of business failure.

Because of the unique difficulties and uncertainties inherent in the computer business, we face a high risk of business failure.

Potential shareholders should be aware of the difficulties normally encountered by computer related business and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the development and commercial operation of computer related services that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to servicing accounts, and additional costs and expenses that may exceed current estimates. The commercial problems we may encounter in this current business environment are unknown at this time. As a result, we may become subject to liability for such problems, and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position. In addition, there is no assurance that the expenditures made by us in the acquisition of new businesses will result in profitable operations.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

In trying to expand our current commercial operations, we anticipate that we will incur increased operating expenses without realizing additional revenues. We expect to incur continuing and significant losses during our preparations. As a result of expenditures and losses we may incur in potential upgrades and expansion to our datacenters, we may exhaust all of our resources before we are able to begin producing significant revenues. If we are unable to generate significant revenues from the business in a timely fashion, we may not be able to earn profits or continue operations in the long term. If we are unsuccessful in addressing these risks, our business will most likely fail.

If we are unable to successfully compete within the datacenter and related services business, we will not be able to achieve profitable operations.

The datacenter and related businesses are highly competitive. This industry has a multitude of competitors and no small number of competitors dominates this industry. Many of our competitors have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when conducting our datacenter activities.

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Our ability to adapt to industry changes in technology, or market circumstances, may drastically change the business environment in which we operate.

If we are unable to recognize these changes in good time, are late in adjusting our business model, or if circumstances arise such as pricing actions by competitors, then this could have a material adverse effect on our growth ambitions, financial condition and operating results.

The global increase in security threats and higher levels of professionalism in computer crime have increased the importance of effective IT security measures, including proper identity management processes to protect against unauthorized systems access.

Our systems, networks, products, solutions and services remain potentially vulnerable to attacks, which could potentially lead to the leakage of confidential information, improper use of our systems and networks, which could in turn materially adversely affect our financial condition and operating results.

Because of factors beyond our control which could affect profitability, we may experience difficulty generating significant profits.

Numerous factors beyond our control may affect the profitability of our planned operations. These factors include market fluctuations, possible government regulations, including regulations relating to prices and taxes, costs of cloud-based server systems etc. These factors could inhibit our ability to sell services to new customers.

Risks related to Data Center Operations

Our business relies on operating out of data centers owned by a 3rd party organization. Our network is managed by a 3rd party company – LiveWire, operating out of large data centers which are owned by other large operators such as Coresite, located in Northern California. If LiveWire’s business fails, we risk network interruptions and failure of connectivity to our clients, which can be catastrophic event to our business and may result in loss of most or all our business. Our reliance on LiveWire’s resilience in preventing intrusion, denial of service attacks and or cyber-attacks is a risk to our operation and an inherited risk of our profession. While the Company, LiveWire, and the data center operators provide multiple layers of firewalls and several other preventive applications – there is always a risk of outside forces finding a way to remotely attack the operation and create a catastrophic event to our business.

If we are unable to manage growth, our operations could be adversely affected.

Our business plan calls for expanding our datacenter business and acquiring other entities in related businesses. Our progress is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to quickly scale-up operations and to recruit, train and manage operations, management, and technical personnel. There can be no assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Our failure to properly manage our operations could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, and our cash flow and results of operations.

Risks Associated With This Distribution

We will incur ongoing costs and expenses for sec reporting and compliance. With only minimal revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the payment of the estimated $5,000 cost, to the Company, of this registration statement to be paid from existing cash on hand. The distribution will be paid by CorpTech Holdings, Inc. If necessary, Mr. Rechtman, our director, has verbally agreed to loan the Company funds to complete the registration process. We plan to contact a market maker immediately following the close of the offering and apply to have the shares quoted on the OTC Markets. To be eligible for quotation, issuers must remain current in their filings with the SEC. In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. The Company estimates the cost of preparing and filing the required reports for the SEC at approximately $65,000 per year. We may also expend an unknown amount for communications with its shareholders. If the Company should have a deficit of cash and not be able to obtain addition financing, it might be unable to file. If the Company were listed, this might lead to delisting. If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all.

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Mr. Rechtman, the director of the company, beneficially owns 68.49% of the outstanding shares of our common stock. After the completion of this offering he will own 68.49% of the outstanding shares. If he chooses to sell his shares in the future, it might have an adverse effect on the price of our stock.

Since Mr. Rechtman controls more than 50% of the voting stock, under Wyoming law he may take any action without consulting the other shareholders. His only obligation to the minority shareholders is to inform them of his actions in a current time frame. Mr. Rechtman, may choose to sell these control shares to another entity without the advice or consent of the other shareholders.

Due to the amount of Mr. Recthman's share ownership in our Company, if he chooses to sell his shares in the public market, the market price of our stock could decrease and all shareholders suffer a dilution of the value of their stock. If he does sell any of his common stock, he will be subject to Rule 144 under the 1933 Securities Act which will restrict his ability to sell his shares.

Need and ability to raise additional capital.

The Company will, in the future, most likely need to raise additional capital through loans or sale of equity. The Company has no agreements and is not currently in discussions to raise additional capital. The Company must raise additional capital from its own resources. The Company may raise additional capital in the form of loans from its president, though there is no obligation for the president to make those loans. The Company may also offer additional equity to its new shareholders who were shareholders of CorpTech Holdings, Inc., on February 7, 2024, and who will receive the stock dividend which is the subject of this registration once this registration statement becomes effective. If the Company needs to raise additional capital and fails to do so, the shareholders could lose all of any investment. There is no guarantee the Company will be able to raise additional capital.

Risks Related To Our Common Stock

As of the date of this prospectus there was no public market for our common stock.

As a result, you may be unable to sell your shares of our common stock.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity for our common stock if and when it is publicly-traded.

Trades of the Company’s common stock, should a market ever develop, may be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker / dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker /dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker /dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

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You may have difficulty depositing your shares with a broker or selling shares of our common stock which you acquire in this offering.

Many securities brokers will not accept securities for deposits and will not sell securities which:

•	are considered penny stocks or

•	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

If a secondary market for our common stock does not develop, shareholders may be unable to sell their shares.

Although currently there is no public market for our securities the Company plans to obtain an over the counter (OTC) symbol, and as of the date of this Registration Statement, it has not filed with the SEC any 10-K or 10-Q filings. However, if a public trading market for our common stock is not developed in the future, purchasers of the common stock may have difficulty selling their securities should they desire to do so, and shareholders may lose their entire investment if they are unable to sell our securities.

Because we do not expect to pay dividends until such time as it is practicable, investors seeking cash dividends should not purchase our common stock.

We do not expect to declare or pay any cash dividends on our common stock for some time. We intend to retain future earnings, if any, to finance the expansion of our business to an optimum efficiency and scale. As a result, we do not anticipate paying any cash dividends until such metrics are achieved. Thereafter, payment of any dividends will be at the discretion of our board of directors after considering various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

We are an Emerging Growth Company, subject to less stringent reporting and regulatory requirements of other publicly held companies and this status may have an adverse effect on our ability to attract interest in our common stock.

We are an Emerging Growth Company as defined in the JOBS Act. As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

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If we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the Company if and when additional shares of common stock are offered and sold. In the future, we may be required to seek additional equity funding in the form of private or public offerings of our common stock. In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted. This may, in turn, result in a substantial decrease in the per-share value of your common stock.

Our shares are not quoted on the OTC Markets, and currently do not trade, which could severely impact their liquidity.

Currently our shares are not quoted on the OTC Market and do not trade. Therefore, our common stock is expected to have very few market makers, when it comes to market, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the OTC Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock. It is possible that the company’s shares may never be quoted on or listed on a higher exchange.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-OTC equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

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We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements; others have been adopted by companies in response to the requirements of national securities exchanges, such as the OTC or the OTC Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and OTC, are those that address the board of Directors independence, audit committee oversight, and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures, and since our securities are not listed on a national securities exchange or OTC, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees, may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

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USE OF PROCEEDS

We will not receive any proceeds from the distribution of the common stock registered through this prospectus.

THE DIVIDEND DISTRIBUTION BY CORPTECH HOLDING, INC.

General

Approximately 22.83% of the outstanding common stock of Palisades Venture, Inc. is presently owned by CorpTech Holding, Inc. while 68.49% is owned by our CEO Orie Rechtman. CorpTech Holding, Inc., is primarily an IT Managed Service Provider. CorpTech Holding, Inc. shareholders will not be required to pay for shares of our common stock received in the distribution or to exchange shares of CorpTech Holding, Inc., in order to receive our common stock.

Manner And Plan Of Distribution

Palisades Venture, Inc. is filing this registration statement to register the distribution of the 25,000,000 shares by CorpTech Holding, Inc., as a dividend to its shareholders.

Pursuant to the plan of distribution, CorpTech Holding, Inc., will distribute to its common shareholders 25,000,000 shares of the common stock of Palisades Venture, Inc. One share of Palisades Venture, Inc., will be issued for each 120 shares of CorpTech Holding, Inc., common stock held of record as of February 7, 2024. For all CorpTech Holdings shares held equal to, or in excess of 120 shares, any resulting fractional shares of Palisades Venture to be distributed will be rounded up to the next full share.  No shares of Palisades Ventures will be issued to any Corptech Holding shareholder if their CorpTech Holding shares held on the record date is less than 120 shares. On February 7, 2024, CorpTech Holding, Inc. had approximately 1,613 shareholders of record. The 25,000,000 Shares certificates of Palisades Venture, Inc., will be mailed to CorpTech Holding, Inc. shareholders along with a copy of this prospectus.

Per the agreement (Exhibit 10.6) between Palisade Venture, Inc. and Corptech Holding, Inc. the shares will be distributed to Corptech Holding, Inc. shareholders following receipt of a no Comment letter from the SEC in regards to the S1 registration.

Purpose Of Sale And Distribution

Palisades Venture, Inc., is filing this registration statement to register the distribution of the 25,000,000 shares by CorpTech Holding, Inc., as a dividend to its shareholders.

The purpose for issuing the 25,000,000 Palisades shares to CorpTech, Holding Inc. is part of the purchase price for the acquisition of Landmark LLC DBA 4Service. The shares issued by Palisades to CorpTech were to be issued to a group of CorpTech’s shareholders who could assist the Company is raising capital. Finding a source of possible future investors may assist the Company in furthering its business plan. This distribution could possibly provide liquidity to the current CorpTech Holding, Inc.’s shareholders if the Company is successful in implementing its business plan. There can be no guarantee that the Company will be successful or that the shareholders will realize any liquidity at all.

Tax Consequences of CorpTech Holding, Inc., Distribution

Palisades Venture, Inc., believes the following are the material federal income tax consequences expected to result from the distribution under currently applicable law. It may not be applicable to stockholders who are neither citizens nor residents of the United States. It does not discuss the state, local, and foreign tax consequences of the distributor. Stockholders should consult their own tax advisors regarding the consequences of the distribution in their particular circumstances under federal, state, local, and foreign tax laws.

CorpTech Holding, Inc., will recognize a gain or loss based upon the fair market value of the common stock at the date of the Distribution. This gain or loss is measured by the difference between CorpTech Holding, Inc.'s, tax basis in the common stock distributed in the distribution and the fair market value of that stock.

As a result of CorpTech Holding, Inc., having no current or accumulated earnings and profits allocable to the distribution, no portion of the amount distributed will constitute a dividend for federal income tax purposes.

Therefore, no portion of the amount received constitutes a dividend, and will not be eligible for the dividends-received deduction for corporations. Each CorpTech Holding, Inc., stockholder will have a tax basis in Palisades Venture, Inc.'s common stock distributed equally to the fair market value of the common stock distributed on the distribution date. The distribution is not taxable as a dividend. The distribution will be treated as a tax-free return of capital to the extent that the fair market value of such portion of the amount received does not exceed the stockholder's basis in the CorpTech Holding, Inc., common stock held, and as a capital gain if and to the extent that the fair market value of such portion is greater than such tax basis.

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Any taxes payable by any recipient of shares of Palisades Venture, Inc.'s common stock in the distribution will be the responsibility of such recipient.

Each stockholder should consult his tax advisor as to the particular consequences of the distribution to such stockholder, including the application of state, local and foreign tax laws.

EACH CORPTECH HOLDING, INC., SHAREHOLDER IS ADVISED TO SEEK PROFESSIONAL TAX COUNSEL REGARDING ANY TAX LIABILITY THAT MAY ARISE FROM THIS DISTRIBUTION.

REASON FOR THE DISTRIBUTION

The Board of Directors of CorpTech Holding, Inc., has decided that the shares of Palisades Venture, Inc., in the hands of individual shareholders will provide more value to the CorpTech Holding, Inc., shareholders than if corporately owned. If at some future date the shares of Palisades Venture, Inc. are publicly traded, then shareholders may determine for themselves on an individual basis whether they wish to sell their shares and obtain personal liquidity or wish to retain the shares for possible future potential. There can be no assurance that the shares will be publicly traded, or if so, whether the market will provide any particular return to the shareholder.

COSTS OF DISTRIBUTION

Palisades Venture, Inc. estimates that the total cost of the distribution of Palisades’ shares to CorpTech’s shareholders will be approximately $5,000. CorpTech Holding, Inc. has agreed to pay all such distribution costs except in relation to this Prospectus.

These are estimated as follows:

Legal	$1,000
Printing	500
Transfer Agent and Certificate Printing	1,000
Postage	200
Misc. Contingency	2,300
Total	$5,000

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THE DISTRIBUTION

The Issuer:	Palisades Venture, Inc.

Distributing Security Holder:	Corptech Holding, Inc.

Securities Being Distributed:	25,000,000 shares of our common stock, par value $0.001 per share.

Offering Price:	There is no offering price since this is a dividend distribution.

Duration of Offering:	This offering will terminate 180 days after this Prospectus is declared effective by the SEC.

Number of Shares to be Distributed:	25,000,000 shares of common stock.

Common Stock Outstanding Before and After the Offering:	109,500,000 shares of our common stock are now issued and outstanding as of the date of this Prospectus. 109,500,000 shares of our common stock will be outstanding after this distribution. Our audited financial statements reflect that 100,000,000 shares were outstanding as 9,500,000 were issued after the audit period closed (See the Subsequent Events note to the financial statements.)

Use of Proceeds:	We will not receive any proceeds from the dividend to the CorpTech Holding, Inc., stockholders.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently quoted on OTC Markets, Pink exchange and is not traded anywhere. We cannot assure that any market for the shares will be created or sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As of December 31, 2023, the Company has 2 shareholders who hold 100,000,000 shares of issued and outstanding stock, representing 100% of its common stock – Mr. Rechtman 75% and CorpTech Holding Inc 25%.

After the distribution of Palisades’ shares by CorpTech Holding Inc to its shareholders, there will be approximately 1,613 shareholders of common equity of Palisades’ shares. CorpTech Holding Inc. will not distribute any shares of Palisades to Mr. Rechtman – only to its common shareholders of record who hold at least 120 common shares of CorpTech Holding Inc.

After the Distribution there will be 109,500,000 shares outstanding, Mr. Rechtman will own 75,000,000 shares representing 68.49% of all outstanding shares, CorpTech Holding Inc.’s shareholders will have 25,000,000 shares representing 22.83%, and 5 other shareholders of Palisades will own 9,500,000 shares representing 8.7% of all outstanding shares. CorpTech Holding Inc. will not own any shares of Palisades after the distribution.

There are no securities subject to outstanding warrants or options to purchase common stock.

We have never distributed cash dividends; and, since we are a development company, we do not foresee doing so in the future.

DETERMINATION OF OFFERING PRICE FOR DIVIDEND DISTRIBUTION

Since the distribution is a dividend by a present stockholder, there is no offering price and no dilution to existing stockholders of Palisades Venture, Inc. For the purpose of computing the registration fee, Palisades Venture, Inc. and CorpTech Holding, Inc., have set the price per share at $0.001 per common share, which was the book value on February 7, 2024. According to this calculation the total price for the 25,000,000 shares is $25,000. Such price has no relationship to Palisades Venture Inc.'s results of operations and may not reflect the true value of such common stock.

DILUTION

The common stock to be distributed to stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

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DESCRIPTION OF BUSINESS AND PROPERTY

Our Company

All of the shares of Palisades Venture, Inc. (“the Company”) offered hereby are being offered by CorpTech Holding, Inc. CorpTech Holding, Inc., the selling shareholder, owns 25,000,000 shares of the common stock of Palisades Venture, Inc., a Wyoming corporation. CorpTech Holding, Inc. will distribute to its shareholders approximately 25,000,000 shares of its Palisades common stock (see “The Distribution”). Pursuant to the plan of distribution, CorpTech Holding, Inc., will distribute to its common shareholders 25,000,000 shares of the common stock of Palisades Venture, Inc. One share of Palisades Venture, Inc., will be issued for each 120 shares of CorpTech Holding, Inc., common stock held of record as of February 7, 2024. For all CorpTech Holdings shares held equal to, or in excess of 120 shares, any resulting fractional shares of Palisades Venture to be distributed will be rounded up to the next full share.  No shares of Palisades Ventures will be issued to any Corptech Holding shareholder if their CorpTech Holding shares held on the record date is less than 120 shares. On February 7, 2024, CorpTech Holding, Inc. had approximately 1,613 shareholders of record. The 25,000,000 Shares certificates of Palisades Venture, Inc., will be mailed to CorpTech Holding, Inc. shareholders along with a copy of this prospectus. The 25,000,000 shares of the common stock distributed to CorpTech Holding, Inc., shareholders will represent approximately 22.83% of all the issued and outstanding shares of the common stock of the Company.

Per the agreement (Exhibit 10.6) between Palisade Venture, Inc. and Corptech Holding, Inc. the shares will be distributed to Corptech Holding, Inc. shareholders following receipt of a no Comment letter from the SEC in regards to the S1 registration.

The 25,000,000 shares of the common stock distributed to CorpTech Holding, Inc., shareholders will represent approximately 22.83% of all the issued and outstanding shares of the common stock of the Company.

After the Distribution there will be 109,500,000 shares common stock outstanding, Mr. Rechtman will own 75,000,000 shares representing 68.49% of all outstanding common stock of the Company, CorpTech Holding Inc.’s shareholders will own 25,000,000 shares representing 22.83%, and 5 other non-affiliated shareholders of Palisades will own 9,500,000 shares representing 8.67% of all outstanding common stock of the Company. CorpTech Holding Inc. will not own any shares of Palisades after the distribution.

CorpTech Holding, Inc., acquired 25,000,000 shares of the common stock of Palisades on July 27, 2021, as part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark LLC, D/B/A 4Service Cloud Tech business for 25,000,000 shares of common stock and a $300,000 promissory note (Exhibit 10.1).

The Company was originally incorporated in the State of Wyoming under the laws of the State of Wyoming on July 23, 2021. The Company had no business activity and it was created for the purpose of absorbing Landmark PMG LLC business activity through acquisition described above. As of July 27th, 2021 (Start Date) Landmark combined its business with Palisades and all accounting periods presented include both companies.

Neither Palisades nor CorpTech Holding, Inc. will receive any proceeds since no consideration will be paid to CorpTech Holding, Inc. or Palisades in connection with the distribution of these shares.

Palisades is not selling any shares of its common stock in this distribution and therefore will not receive any proceeds. The Company's common stock is presently not traded on any market or securities exchange. Although the Company intends to apply for quotation of its common stock on the OTC Markets, public trading of its common stock may never materialize.

Corptech Holding, Inc. currently plans to continue operations of its other subsidiary – Riteman Inc. d/b/a It@Once and Evolve Partners (Riteman). Riteman currently provides its customers with IT Managed Services, in most cases replacing or augmenting the customer’s in-house IT department with on-site as well as remote engineering support.

CorpTech was previously a reporting company known as Crednology Holding Corporation, trading under the symbol COHO.

CorpTech had its registration revoked in connection with a Section 12(j) proceeding related to a previously proposed filing by the company. Mr. Rechtman was the CEO of Crednology/CorpTech Holding Inc since October of 2016 when he completed a reverse merger with Crednology, and he was in-charge with managing the day to day operation.

Said revocation was related to action taken by the company’s management many years prior to 2016 when Mr. Rechtman completed the reverse merger.

In the past 10 years CorpTech Holding Inc.’s subsidiaries 4Service Cloud Tech (“4Service”), and Riteman provided corporate clients with an array of managed technology services in data protection, Cyber Security, and business continuation with real time disaster recovery solutions.

Since 2011, Landmark LLC DBA 4Service Cloud tech, developed secured Cloud Computing solutions and today 4Service is considered to have a sophisticated Cloud infrastructure comprised of modern technology available, based on existing solutions introduced by top manufacturers and providers of hardware and software solutions such as Cisco, Checkpoint, Dell, HP, EMC2, VMWare and Microsoft.

4Service previously made large investment in research and development of its cloud platform and has substantial installation of equipment, hardware and software in its Data Centers which provide its customer the solutions described herein.

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Overview

Landmark LLC DBA 4Service Cloud Tech developed The Cloud Orchestrator, a secured way for an IT professional to spin a complete corporate network in the cloud in minutes and at a fraction of a price of conventional physical network setups.

•	Our 4Service Cloud Orchestrator deploys virtual servers within minutes according to the clients’ needs and the client can pay as they go – with instant access to our pre-loaded technology, the client never has to buy hardware or operating software again, never has to upgrade their existing hardware infrastructure other than personal computers, and the client can rely on our servers redundant network not going down as we provide a 99% up time pledge , with the goal of reducing downtime to less than 5 minutes a year.

We give the opportunity to users to work from anywhere, anytime on any device including smartphones as if they are sitting at their office desk as long as they have internet connection. We offer a secured, cloud environment with full perpetual backup with image mirroring technology that provides our customers immediate restoration and recovery of information and minimizes loss of data in the event of a disaster.

We have developed vertical market expertise in operating our datacenters where emphasis was built on taking all applications of specific markets to the cloud offering:

•	Secured Cloud

•	Fully Managed 24X7X365 dedicated support

•	Expertise in Vertical Applications

•	Fully Compliant Data Centers

•	Complete Disaster Recovery in minuets

•	Storing and Archived Data to comply with all industries requirements and personal information security requirement.

Asset Purchase Agreement – Landmark PMG, LLC (d/b/a 4Service Cloud Tech)

Effective as of July 27, 2021, CorpTech Holding, Inc., (d/b/a Landmark Properties Management Group, LLC, d/b/a 4Service Cloud Tech) sold all of its rights and assets, through an Asset Purchase Agreement of its Landmark PMG LLC, D/B/A 4 Service Cloud Tech business to Palisades Venture, Inc., in exchange for 25,000,000 shares of the common stock of Palisades and a $300,000 promissory note. As part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note.

As part of the Asset Purchase Agreement, CorpTech Holding, Inc., sold 100% of its subsidiary Landmark PMG LLC, D/B/A 4 Service Cloud Tech’s business and certain other assets including but not limited to: its data, science and files, marketing material, logos, advertising data, subscriber lists, source code, intellectual property, trade secrets, trademarks, client lists, service markets, supplier data, banking documents, and website.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which is filed as Exhibit 10.1 to this Registration, and is incorporated herein by reference.

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Business Model

The Company’s business model is based on establishing long term contracts with small to medium corporate accounts providing them its expertise in secured managed private or shared cloud computing and business continuity services.

This concentration presents the Company with the opportunity to compete in a sector that the large competitors such as Microsoft, Google, Amazon and Apple, as these organizations primarily concentrate on large enterprise clients.

The second business model for the Company is to offer its backbone infrastructure to other Value-Added Reseller companies (VARs) who will be offering our datacenter cloud capacity to their customers – receiving commission for those sales. The Company believes that it can sell the cloud solutions as products for other reseller as a “white box” solution or have 4Service bill the client and pay the VAR commission. The Company has just landed its first such contract through a VAR in the legal field and plans to build on this strategy in the future. Our VAR’s receive 10% commission basis on a monthly recurring basis.

This business offering was introduced in late 2022. In 2023 this business model contributed an 8% increase to our total business.

The second business model for the Company is to offer its backbone infrastructure to other value-added reseller companies (VARs) who will be offering our datacenter cloud capacity to their customers – receiving commission for those sales. The Company believes that it can sell the cloud solutions as products for other reseller as a “white box” solution or have 4Service bill the client and pay the VAR commission. The Company has just landed its first such contract through a VAR in the legal field and plans to build on this strategy in the future. Our VAR’s receive 10% commission basis on a monthly recurring basis.

Revenue Model

The Company’s revenue model is based on establishing reoccurring revenues from long term contracts. To ensure complete service satisfaction – the Company established key relationships with top level cloud architects, network engineers and technical staff which provides full time monitoring through a sophisticated Network Operations Command Center (NOCC).

Once a customer establishes contractual relations with the Company – typically a one-year contract with automatic one year renewals – it is not often that a client will switch cloud providers unless the company fails to provide connectivity and has major service deficiencies.

Our Services

The main services that we provide to our clients are I.T. disaster recovery, cyber security and business continuity solutions with full implementation of our service. As part of our services, we implement complete disaster recovery protocols for clients, and business continuity, resilience planning and implementation of cyber needs, including cyber security – consultation, training and implementation, complete redundant and full time replications of data and high level disaster recovery through our data centers.

Our most basic and important service is providing secured digital data storage, retrieval and secured communication for our clients. Through this service we offer a fully redundant back up, archiving and retrieval solutions for our client’s data.

Going forward we are focusing on building out a cloud secured hosted legal, healthcare and finance / business applications as we believe that these are underserved communities that could have a large benefit from our services.

We also have developed and provide our clients with application hosting services for exchange mail, customer relationship management (“CRM”), accounting and back-office applications.

Benefits of Our Services

Some of the benefits of our 4Service Remote Desktop and Cloud Solution provides are the following:

Reduce Cost:

•	Greatly reduce or eliminate the need to buy hardware or operating software again; and,

•	Considerably reduce or completely eliminate the need to upgrade their existing in-house hardware infrastructure other than personal computers.

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Increased Productivity

•	Significantly reduce down time. Through our redundancies of equipment, internet connections with multiple providers, operating from multiple datacenters which have power backups from multiple sources, we provide connectivity and peace of mind to our customers with the goal of reducing downtime to less than 5 minutes a year; and,

•	Gives the opportunity to users to work from anywhere, anytime on any device including smartphones as if they are sitting at their office desk as long as they have internet connection.

Security

•	Secured cloud environment protected by layers of firewalls and monitoring software for improper access, denial of service attacks and spam malware blocking solutions; and,

•	Full perpetual backup technology with replication provides its customers immediate restoration and recovery of business and minimizes loss of data in the event of a disaster or cyber-attack.

Our Infrastructure

The Company’s infrastructure consists of a Network Operations Command Center (NOCC). Our data center installations located in several cities in the US where data is stored, replicated and retrieved in the most secured and technologically advanced environment.

Such centers are the optimal place to operate critical and non-critical online business operations. The Company does not own any data centers but contracts with data centers operators to host its network appliances and to provide all data center’s functions such as perpetual power and internet connectivity, monitoring and maintenance. The Company entered into such contractual relations with LiveWire Inc. which operates several data centers around the US. The main center the Company, through LiveWire, operates is out of is Coresite Center and has 775,000 sq. ft. of raised floor datacenter space, an all-Cisco network, high-speed, multi-homed, TIER1 bandwidth, N+1 power and cooling redundancy, and advanced security, which provides clients with the reliable, fault-tolerant environment required to operate 24/7/365 mission-critical operations – to give our customers peace of mind.

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As a result, the Company is one of a number of Cloud Providers in the industry to have its network operated from a HIPAA, ISA70 and SSAE16 certified data centers to handle remote data storage to the financial, legal and health sectors in the US. Such centers are the optimal place to operate critical and non-critical online business operations. The Data Center facilities we are operating from are rated Level 3 and 4 (4 being top rated) which offers resilience and redundancy – peace of mind to our customers.

Servers

The Company’s technology is based on Cisco server network. These servers allow the company to offer latest state-of-technology with enough capacity to handle not just its current client base but to add new customers immediately without delays or the immediate need for purchasing additional equipment. These servers allow the company to hold approximately 90TB of data with options to quickly add additional servers to handle more data and storage capacity as we add new clients, based on their number of end users and data capacity requirements. All Servers and networking appliances are located at data centers facilities located in San Jose, and Salinas in California with replication and storage of data sent to a data center located in New Jersey. These data centers are managed by an outside data center management company – Livewire Cloud Service Provider.

LiveWire Cloud Service Provider

In order to effectively expand the Company’s datacenter capabilities, the Company has also brought on LiveWire Cloud Service Provider (LiveWire), in order to further expand our Datacenter capacity and offerings. In July 2020 CorpTech entered into a service contract with LiveWire to maintain the company servers. LiveWire is a hosting company operating out of some of the largest data centers in the U.S. The main center is located in Northern California and is owned by Coresite. This site includes 775,000 sq. ft. of facility space. Coresite’s data center contracts with 3 power companies and 5 internet companies which provide perpetual connectivity 24/7/365. The data center also has generators which can provide up to 2 weeks of power in the event of catastrophic power failure. Coresite is responsible for the on-going maintenance of the sites. LiveWire provides the Company, in addition to connectivity – network security, network management, monitoring 24/7/365 as well as the licenses to operate network applications. In addition, LiveWire provides the Company with failover to other facilities they operate out of other locations in the U.S., such as in New Jersey, to ensure redundancy of all systems in the case of a catastrophic event such as a large earthquake in Northern California.

Through our agreement with LiveWire Cloud, we have access to Livewire’s network installations and highest level of network engineering capacity in Tier 3 and 4 Datacenters in three different cities; thereby, providing our clients even more assurance that their data will be accessible and protected.

LiveWire provides CorpTech with the following:

•	Managed Colocation Host - Managed services with redundant power,

•	Internet and support for servers and network appliances including but not limited to Flash Storage, switches, load balancers and firewall appliances.

•	In addition LiveWire provides the necessary licenses to operate the network such as Veeam VBR as well as Internet Protocol (IP) addresses.

The monthly payments for LiveWire services were paid by Landmark DBA 4Service from July 2020 until February of 2023. In February of 2023 Palisades entered into a long term agreement with CorpTech where CorpTech will take over the monthly payments of LiveWire and Palisades will pay CorpTech $2500 a month for its share of the services provided. The $2500 a month agreement also includes up to 10 hours of engineering time to be provided by CoprTech’s engineers. Additional hours if required will be paid at a rate of $70-100 per hour based on the required engineers’ level.

The term of this agreement with CorpTech may not be as favorable to the Company as if it had been negotiated at arm’s length with an unaffiliated third party.

Facilities

The Company doesn’t have its own facilities. Instead, the Company’s CEO operates from his home office and all operations of the Company are virtual and are conducted through its cloud infrastructure.

Marketing

We have designed, built and marketed our own secured cloud solution, which sets us apart from the many cloud solution providers by allowing us to provide our clients with application support for the programs and services that we provide.

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The Company is a certified reseller for software solutions providers such as Microsoft SPLA, MOLP and Office 365, VMware Enterprise, ESET, and other large vendors as a certified solution providers and capitalize on the relations to offer joint solutions and implementation.

1.	The company utilizes its website and online marketing activities employing all available online marketing techniques, lead generation and search engine optimization tools.

2.	The company plans to build on its strong relations with Marketech, Corp. to enhance on-line lead generation to professional decision makers in corporate America.

We designed, built and market our own secured VCLOUD solution which provides an added value to our clients as compared to other providers, and sets us apart from the many “cloud” solution providers who resell other existing platforms.

The Company, while selling direct to end users, also promotes a “White Box” approach where other IT providers can now resale the Company’s platform to their respective clients as value add. Such “VARS” collect monthly commissions from the Company for every sale they bring.

We plan on hiring technical sales representatives experienced in selling managed services to the target vertical clients. We plan to promote through webinars and seminars to attract C level management and IT professional to discuss technology and services primarily discussing the cloud technology and Cyber Security.

We offer major corporate solutions, from such companies as, VMware Enterprise, Microsoft, HP, Cisco, Checkpoint, Verizon Cloud and other large vendors as a certified solution provider organization and capitalize on the relations to offer joint solutions and implementation.

Target Customers

The Company targets primarily small to medium size organizations with 10 - 50 plus end users and which handle large amount of sensitive data and have mission critical requirements.

Specifically, the company offers customized solutions for the following vertical industries:

•	Legal
•	Healthcare
•	Finance
•	Accounting
•	Retail
•	Distribution
•	Federal State and Local agencies

In addition, the Company may offer services to larger professional organizations with over 100 end-users.

Seasonality

We do not expect material seasonality in our business.

Litigation

The Company has no current, pending or threatened legal proceedings or administrative actions either by or against the Company issuer that could have a material effect on the Company’s business, financial condition, or operations and any current, past or pending trading suspensions.

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Intellectual Property

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

Employees

Currently the Company has no employees other than Mr. Rechtman and relies on outside support if required from Riteman’s engineers. Per agreement entered between the Company and CorpTech on February of 2023, CorpTech will provide the Company with all network support and up to 10 hours of network engineers’ time for a monthly fee of $2500. Additional hours if required will be paid at a rate of $80 per hour.

Description of Property

We currently do not own or rent any property. We currently spend $300 a year for our mailing address.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Going Concern

The future of our company is dependent upon its ability to obtain financing and upon future profitable operations. Management has plans to seek additional capital through a private placement and public offering of its common stock, if necessary. Our auditors have expressed a going concern opinion which raises substantial doubts about the Company’s ability to continue as a going concern.

Working Capital

	March 31, 2024, (Unaudited) $	December 31, 2023 $
Cash	1,772	4,207
Current Assets	12,754	9,406
Current Liabilities	(31,504)	50,308
Working Capital (Deficit)	(18,750)	(40,902)

Cash Flows

	March 31, 2024 (Unaudited) $	March 31, 2023, $
Cash Flows from (used in) Operating Activities	8,185	(472)
Cash Flows from (used in) Investing Activities	–	–
Cash Flows from (used in) Financing Activities	(10,620)	857
Net Increase (decrease) in Cash During Period	(2,435)	385

Results for the Nine months Ended March 31, 2024 (Unaudited) Compared to the Nine months Ended March 31, 2023 (Unaudited)

Operating Revenues

The Company’s revenues were $47,996 for the Three months ended March 31, 2024 compared to $29,163 in 2023. Revenue increased due to new clients obtained by the company.

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Cost of Revenues

The Company’s cost of revenues was $7,866 for the three months ended March 31, 2024 compared to $8,800 in 2023. The reduction in the cost of revenue was due to a reduction in the cost of cloud licenses.

Gross Profit

For the Three months ended March 31, 2024, the Company’s gross profit was $40,130 compared to $20,363 for the three months ended March 31, 2023.

Gross revenue increased due to lower cost of revenue.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, travel and meals and entertainment relating operating the company. For the Three months ended March 31, 2024 and March 31, 2023, general and administrative expenses increased to $23,695 from $14,380 for the three months ended March 31st, 2023.

representing an increase of $9,315. The $9,315 increase is primarily attributable to increases in Overheads of the Company

Other Income (Expense)

Other income (expense) consisted of interest expense of $(7,908) and $(7,837) for the Three months ended March 31, 2024 and 2023, respectively.

Net Profit

Our netincomefor the Three months Ended March 31, 2024 was $8,527 compared with loss of $(1,854) for the Three months Ended March 31, 2023, an increase of $$10,381 or 2560%. The increase in net profit is due to a substantial reduction in costs of sales relating to lowered cost of cloud licenses.

Results for the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

Working Capital

	December 31, 2023 $	December 31, 2022 $
Cash	4,207	482
Current Assets	9,406	8,438
Current Liabilities	50,308	65,019
Working Capital (Deficit)	(40,902)	(56,581)

Cash Flows

	December 31, 2023 $	December 31, 2022 $
Cash Flows from (used in) Operating Activities	43,652	6,029
Cash Flows from (used in) Investing Activities	–	–
Cash Flows from (used in) Financing Activities	(39,927)	(7,619)
Net Increase (decrease) in Cash During Period	3,725	(1,590)

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Operating Revenues

The Company’s revenues were $147,095 for the Year ended December 31, 2023 compared to $155,251 in 2022.

The Revenue decreased as a result of the loss of a client which had not been replaced.

Cost of Revenues

The Company’s cost of revenues was $39,612 for the Year ended December 31, 2023 compared to $44,207 in 2022. The lower revenue resulted in lower costs of cloud support and licenses in 2023.

Gross Profit

For the Year ended December 31, 2023, the Company’s gross profit was $43,498 compared to $11,404 in 20221. The increased gross profit was primarily due to the reduction in cloud service costs and the loss of a customer which resulted in reduced revenue.

General and Administrative Expenses

General and administrative expenses consisted primarily of consulting fees, professional fees, travel and meals and entertainment relating operating the company. For the Year ended December 31, 2023 and December 31, 2022, general and administrative expenses increased to $63,985 from $59,640 in 2022 representing a decrease of $4,345 or 7.3%. The $4,345 increase is primarily attributable to Increased costs of overheads

Other Income (Expense)

Other income (expense) consisted of $(31,337) and $(31,125) in Interest expense for the years ended December 31, 2023 and 2022, respectively.

Net Profit

Our net income for the Year Ended December 31, 2023 was $12,161 compared with a net loss of $(19,721) for the Year Ended December 31, 2022, an increase of $31.882 or 165%. The net income/(loss) is influenced by the matters discussed in the other sections of the MD&A.

Liquidity and Capital Resources

The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. Since its inception, the Company has been funded by related parties through capital investment and borrowing of funds.

At December 31, 2023, the Company had total current assets of $9,406 compared to $8,438 at December 31, 2022. Current assets consisted of cash and receivables. The increase in current assets of $968 was primarily attributed to an increase in cash.

At December 31, 2023, the Company had total current liabilities of $50,308 compared to $65,019 at December 31, 2022. Current liabilities consisted of accounts payable, interest payable and related party payables. The reduction in our current liabilities was attributed to the reduction in related party payables.

We had a negative working capital of $(40,902) as of December 31, 2023 compared to a negative working capital $(56,581) as of December 31, 2022, an reduction in negative working capital of $15,679 or 28%.

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Cashflow from Operating Activities

During the Year Ended December 31, 2023, cash provided by (used in) operating activities was $43,652 compared to $(6,029 for the Year Ended December 31, 2022. The reduction in the amounts of cash used by operating activities was higher in 2023 due to the significant net loss for the year ended December 31, 2022 and profit in the year ended December 31, 2023

Cashflow from Investing Activities

During the Year Ended December 31, 2023, cash used in investing activities was $0 compared to $0 for the Year Ended December 31, 2022.

Cashflow from Financing Activities

During the Year Ended December 31, 2023, cash provided by financing activity was $(39,927) compared to $(7,619) for the Year Ended December 31, 2022. The significant increase in 2023 was due to increases in related party payables and owners draw as compared to the year ended December 31, 2022

Going Concern

Management has concluded there is substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2023, the Company has incurred accumulated total liabilities and stockholders’ deficit totaling of $9,406, raising substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

Going Concern

Management has concluded there is substantial doubt about our ability to continue as a going concern. For the year ended December 31, 2022, the Company has incurred accumulated stockholders’ deficit totaling of $413,623 as a result of recurring losses and has minimal cash available, raising substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and Development activities.

Estimated Minimum Cash Requirements to run the operation for the next 12 months:

The metric used in calculating the minimum funding to run the Company for the next 12 months – we calculated the 2022 and 2023 net profit and added the future estimated costs of running a publicly traded company including audit costs, legal and insurance as well as corporate governess expenses, filing and disclosure costs. We also added the estimated compensation for management and additional employees required in running the operation.

12 months estimated cash requirements:

Audits and reviews	$20,000
Legal	5,000
D&M insurance	50,000
Filing, Governess etc.	5,000
Additional payroll	120,000

Total:	$200,000

Currently the Company relies on its CEO, Orie Rechtman, to provide funds to run its operation. Mr. Rechtman has committed to continue his support of the operation for the next 12 months. We will continue to rely on equity sales of our common shares in order to continue to fund our business operation. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and development activities.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

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OUR MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of June 28, 2024:

Name and Principal Position	Age	Term of Office	Approximate hours per week for part-time employees
Orie Rechtman, CEO and Director	73	Since December 2016	60

Orie Rechtman – CEO and Director – Age 73:

Mr. Rechtman has been a veteran of the computer industry since its inception 1980. For the past 33 years Mr. Rechtman served as CEO of technology companies always self-owned .in 2011 Mr. Rechtman acquired the assets of 4Service Cloud Tech Inc and served as the CEO in charge of all aspects of the company’s operation and growth. In 2015 Mr. Rechtman added IT@ONCE to Riteman Inc. Company by acquiring the assets of the company. Mr. Rechtman is the CEO of Riteman Inc. The company provides IT Managed Services - a high level technical support organization. In 2016 Mr. Rechtman entered into a Reverse Merger agreement between his companies and an OTC listed company – Crednology Holding Corp/CorpTech Holding. Mr. Rechtman is the CEO of this company and handles all day to day operation.

In 2016 Mr. Rechtman acquired the assets of California Recycles Inc – an E-waste recycling company. Mr. Rechtman Served as CEO of the company. He sold the company in 2022. In 2018 Mr. Rechtman acquired clients from Evolve Partners Inc through an Asset Purchase between Riteman Inc and Evolve.

Mr. Rechtman has been a veteran of the computer industry since its inception 1980. For the past 33 years Mr. Rechtman served as CEO of technology companies always self-owned .in 2011 Mr. Rechtman acquired the assets of 4Service Cloud Tech Inc and served as the CEO in charge of all aspects of the company’s operation and growth. In 2015 Mr. Rechtman added IT@ONCE to Riteman Inc. Company by acquiring the assets of the company. Mr. Rechtman is the CEO of Riteman Inc. The company provides IT Managed Services - a high level technical support organization. In 2018 Mr. Rechtman acquired clients from Evolve Partners Inc through an Asset Purchase between Riteman Inc and Evolve. In 2016 Mr. Rechtman acquired the assets of California Recycles Inc – an E-waste recycling company. Mr. Rechtman Served as CEO of the company. He sold the company in 2022.

Mr. Rechtman, served from 1969-1972 in the Israeli Air Force, Honorably Discharged, from 1973-1976 he studied Business Administration at USC, with emphasis on Organizational Behavior and International Trade. He was nominated as “Entrepreneur of the Year” by Deloitte Touche for Inc500, selected as “Person of the Year” by the Hebrew Academy for contributing to the education of underprivileged children, and is a member of Pacific Palisades Jewish Community Board.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

There are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

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Executive Compensation

Summary Compensation Table. The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
Orie Rechtman (CEO)	2023	0	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0	0
	2021	0	0	0	0	0	0	0	0

Compensation of Non-Employee Directors. We currently do not have any non-employee directors. We intend to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

Audit, Compensation and Nominating Committees. As noted above, our common stock is not yet quoted on the OTC Markets, which does not require companies to maintain audit, compensation or nominating committees. Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of one member who is not considered independent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 7, 2024. None of our Officers or Directors are selling stock in this Offering.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to Shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each Shareholder named in the following table possesses sole voting and investment power over their Shares of Common Stock. Percentage of beneficial ownership before the distribution is based on 109,500,000 Shares of Common Stock outstanding as of February 7, 2024.

Name and Position	Common Shares Beneficially Owned Prior to Distribution		Percent of Class	Common Shares Beneficially Owned After Distribution	Percent of Class(1)
Orie Rechtman	75,000,000		68.49%	75,000,000	68.49%
CEO, President, Secretary, Director
Address P.O. Box 6630 Woodland Hills CA 91365

5 Palisades non-affiliated shareholders	0		0	9,500,000	9

CorpTech Holding, Inc.	25,000,000		22.83%	0	0

CorpTech Holding Inc. Shareholders	0	0	0%	25,000,000	22.83%

____________________

(1)	Based on 109,500,000 shares outstanding as of February 7, 2024

Mr. Orie Rechtman, our CEO has voting and dispositive control over the shares owned by CorpTech Holding Inc.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder Palisades Venture, Inc. including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Related Party Transactions

In the year ended December 31, 2023 the amount due to Mr. Rechtman is $37,592 whereas the amount due in the year ended December 31, 2022 was $52,537. Funds were advanced by Mr. Rechtman to support the company during a shortage of cash due partially to lower revenues and also the remaining impact of the Covid pandemic.

In the unaudited quarter ended March 31, 2024, the amount due to Mr. Rechtman is $20,472 whereas the amount due for the year ended December 31, 2023 was $37,592. Funds were advanced by Mr. Rechtman to support the company during a shortage of cash.

In the twelve months ended December 31, 2023 distributions to Mr. Rechtman were $57,042 and $27,482 in the twelve months ended December 31, 2022. These distributions/owners draw were not connected to the amounts advanced to the Company in the related party transactions.

In the unaudited three months ended March 31, 2024 distributions to Mr. Rechtman were $0 and $0 in the three months ended March 31, 2023. These distributions/owners draw were not connected to the amounts advanced to the Company in the related party transactions.

Other than the aforementioned related party transactions, if any, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are no other transactions involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

On July 27, 2021, CorpTech Holding, Inc., (d/b/a Landmark Properties Management Group, LLC, d/b/a 4Service Cloud Tech) sold all of its rights and assets, through an Asset Purchase Agreement of its Landmark PMG LLC, D/B/A 4 Service Cloud Tech business to Palisades Venture, Inc. in exchange for 25,000,000 shares of the common stock of Palisades and a $300,000 promissory note. As part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note (exhibit 10.1).

The holder of the note extended the due date until December 31, 2031. The interest rate of the non-convertible note is 0%. The Company used the stated rate of 9.5% as imputed interest rate, which was $22,500 and $28,500 for the year ended December 31, 2022 and year ended December 31, 2021, respectively. As of December 31, 2022, and 2021, the balance of the debt was $300,000.

On February 2, 2023 the Company entered into a Service Level Agreement with CorpTech Holding where CorpTech will provide the Company with technical support and hosting of servers. The Company is paying CorpTech $2,500 a month for these services. In the period ended December 31, 2023 the Company incurred $25,000 of expenses related to this agreement and $7,500 for the quarter ended March 31, 2024. The specifics of this Service Level Agreement are detailed in the agreement attached to this document.

Stock Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock. We do not have any stock option plans.

Share Purchase Warrants

We have not issued and do not have outstanding any share purchase warrants to purchase shares of our Common Stock.

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Controlled Company Status

Upon completion of this Offering, our Management will continue to collectively hold more than 68.49% of the voting power for the election of directors of our company. As a result, we expect to be a controlled company within the meaning of OTC corporate governance standards. Under OTC rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and will not to comply with certain OTC corporate governance requirements, including the requirements that:

•	a majority of the Board consists of independent directors under OTC rules;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us if we are solely quoted on the Pink OTC Markets and as a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of OTC. See “Controlled Company Status.”

Conflict of Interest

There is a potential for a conflict of interest between the Company and Mr. Rechtman. As Mr. Rechtman is a controlling shareholder and also our Chief Executive Officer, Chief Financial Officer, Secretary and Director, as such there is the potential for a conflict of interest between the Company and Mr. Rechtman.

Except as described above, there are no conflicts of interest between the Company and any of its officers or directors.

Review, Approval or Ratification of Transactions with Related Parties

The Company plans on adopting a related-party transactions policy in the future under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors. Currently the Company does not have an audit committee.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

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Legal/Disciplinary History

None of Palisades Venture, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Palisades Venture, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Palisades Venture, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Palisades Venture, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Board Composition

Our board of directors currently consists of one member. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The board of directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees when established will also provide risk oversight in respect of its areas of concentration and report material risks to the board for further consideration.

Code of Business Conduct and Ethics

Prior to one year from the date of this Offering’s qualification, we plan on adopting a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We will post on our website a current copy of the code and all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the code.

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DESCRIPTION OF CAPITAL STOCK

	Authorized and Issued Stock Number of Shares at June 28, 2024
Title of Class	Authorized	Outstanding
Common stock, $0.001 par value per share	500,000,000	109,500,000

Common stock

The following is a summary of the terms of our securities. This summary does not purport to be complete, nor does it represent all information which you might find to be important for understanding our capital stock. This summary is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to the Offering circular of which this forms a part.

General

Common Stock

We are authorized to issue Five Hundred Million (500,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and no shares of Preferred stock (the “Preferred Stock”). The specific rights of the preferred stock, when so designated, shall be determined by the board of directors.

Voting Rights. All shares of common stock shall be identical with each other in every respect and the holders of common shares shall be entitled to have unlimited voting rights on all shares and be entitled to one vote for each share on all matters on which Shareholders have the right to vote.

Liquidation. In the event of a liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled to share pro-rata all net assets remaining after payment in full of all liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive Rights. No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, provided however that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any right of first refusal that the Board of Directors may deem advisable in connection with such issuance.

Conversion Rights. The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be outlined in the By-laws of the corporation.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

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The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board in its sole discretion. Authority to do so being hereby expressly vested in the Board. The authority of the Board with respect to each such series of Preferred Stock will include, without limiting the generality of the foregoing, the determination of any or all of the following:

The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series: (1) the voting powers, if any, of the shares of such series and whether such voting powers are full or limited: (2) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; (3) whether dividends, if any, will be cumulative or noncumulative, the dividend rate or rates of such series and the dates and preferences of dividends on such series: (4) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of. the Corporation: (5) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same other any other class or classes of stock or any other security, of the Corporation or any other corporation or entity, and the rates or other determinants of conversion or exchange applicable thereto; (6) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (7) the provisions, if any of a sinking fund applicable to such series: and (8) any other relative, participating, optional or other powers, preferences or rights, and any qualifications, limitations or restrictions thereof of such series.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Wyoming.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by the Law Offices of Gary L. Blum.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2023 and 2022, “appearing in this prospectus and registration statement”, have been audited by M&K CPAS an independent registered accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the company have any shares or other interests in Palisades Venture, Inc.

LEGAL PROCEEDINGS

The issuer is not party to any pending material legal proceedings.

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SHARES ELIGIBLE FOR FUTURE SALE

There is currently no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Sale of Restricted Securities

The shares of our common stock distributed to CorpTech Holding, Inc. stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Distribution include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a “reporting company” may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may not sell within any three-month period a number of shares in excess of the greater of: (i) 1% of the then outstanding shares of common stock as shown by the most recent report or statement published by the issuer; and (ii) the average weekly reported trading volume in such securities during the four preceding calendar weeks.

Sales under Rule 144 by our affiliates will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be affected only through unsolicited brokers’ transactions.

Persons not deemed to be affiliates who have beneficially owned “restricted securities” for at least six months but for less than one year may sell these securities, provided that current public information about the Company is “available,” which means that, on the date of sale, we have been subject to the reporting requirements of the Exchange Act for at least 90 days and are current in our Exchange Act filings. After beneficially owning “restricted securities” for one year, our non-affiliates may engage in unlimited re-sales of such securities.

Shares received by our affiliates in the Distribution or upon exercise of stock options or upon vesting of other equity-linked awards may be “controlled securities” rather than “restricted securities.” “Controlled securities” are subject to the same volume limitations as “restricted securities” but are not subject to holding period requirements.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. AND NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations relating to the ownership and / or disposition of our Common Stock in this offering, which we refer to collectively as our securities, but is for general information purposes only and does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all in effect as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income and estate tax consequences different from those set forth below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, and do not intend to obtain, an opinion of counsel or ruling from the IRS with respect to the U.S. federal income tax considerations relating to the purchase, ownership or disposition of our securities.

This summary does not address any alternative minimum tax considerations, any considerations regarding the Medicare tax, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address all of the tax consequences that may be relevant to investors, nor does it address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt entities or governmental organizations, including agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	tax-qualified retirement plans;

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities including S corporations and trusts (and any investors therein);

•	persons who hold our securities as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who do not hold our securities as a capital asset within the meaning of Section 1221 of the Code; or

•	persons deemed to sell our securities under the constructive sale provisions of the Code, or persons holding the securities as part of a “straddle,” hedge, conversion transaction, integrated transaction or other similar transaction.

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In addition, if a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our securities, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our securities arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

CONSEQUENCES TO U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate or trust whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Dividends

As described in the section titled “DIVIDEND POLICY,” we have never declared or paid cash dividends on our Common Stock and do not anticipate paying any dividends on our Common Stock in the foreseeable future. However, if we do make distributions in cash or other property on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied with certain exceptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange, or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our Common Stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such Common Stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such Common Stock. A U.S. holder’s adjusted tax basis in its Common Stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Common Stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

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Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax.

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. A “non-U.S. holder” is a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. The term “non-U.S. holder” includes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation;

•	an estate or trust that is not a U.S. holder; or

•	any other Person that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more or who is otherwise treated as a U.S. resident in the taxable year. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Distributions

Subject to the discussion below regarding effectively connected income, any distribution paid to a non-U.S. holder, to the extent paid out of future earnings and profits (as determined under U.S. federal income tax principles) generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S., will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 properly certifying qualification for the reduced rate. These forms must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty should consult with its individual tax advisor to determine if you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If a non-U.S. holder holds our securities through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries.

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Dividends received by a non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) are generally exempt from such withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to obtain this exemption, the non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our Common Stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States); or,

•	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met.

If the non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or (in each case) such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year (provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax or other treaties that may apply.

Federal Estate Tax

Common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

43

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our securities paid to a “foreign financial institution” (as specially defined under these rules), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our securities.

Each prospective shareholder should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our securities, including the consequences of any proposed changes in applicable laws.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

44

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution will be paid by the Company.

Expense

Legal fees and expenses	$25,000
Accounting fees and expenses	–
Total:	$25,000

Item 14. Indemnification of Directors and Officers

See the Bylaws of the Company as shown on Exhibit 3.2 herein.

Agreements

We intend to modify the compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Item 15. Recent Sales of Unregistered Securities

On April 22, 2024,  2,500,000 shares of common stock were issued to Arnold F Sock for legal fees. (Unaudited).

On April 22, 2024, 2,500,000 shares of common stock were issued to Tony Anish as consulting fees for strategic planning services. (Unaudited).

On April 22, 2024,  1,000,000 shares of common stock were issued to PacTec Solutions LLC for technical consulting services. (Unaudited).

On April 22, 2024,  1,000,000 shares of common stock were issued to 7E Plus LLC as consulting fees for strategic and marketing consulting services. (Unaudited).

Securities issued on Conversion of Debt

On April 22, 2024  2,500,000 shares of common stock were issued to Robert Papiri as a conversion of his convertible promissory note. (Unaudited).

The above issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering and are exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

II-1

Item 16. Exhibits

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

Exhibit	Description
3.1	Certificate of Incorporation
3.2	Amendment for Name Change
3.3	Amended and Restated Bylaws
5.1	Legal Opinion of Law Offices of Gary L. Blum
10.1	Asset Purchase Agreement between Palisades Venture , Inc. and Corptech Holdings, Inc. dated July 27, 2021
10.2	Convertible Promissory Note issued to Robert Papiri dated February 17, 2021
10.3	Amended Convertible Promissory Note issued to Robert Papiri dated March 1, 2023
10.4	Note issued to Corptech Holdings, Inc. dated 27 July, 2021
10.5	Master Services Agreement Between LIveWire and CorpTech
10.6	Agreement Governing the Distribution of Palisades Venture Inc.’s Shares To Corptech Holding Inc.’ Shareholders
10.7	Service Level Agreement between CorpTech Holding Inc. and Palisades Venture Inc.
23.1	Consent of Law Offices of Gary L. Blum
23.2	Consent of Auditor *
107	Calculation of Filing Fee Table

_______________

* Filed herewith

II-2

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a) (3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230-424);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pacific Palisades, in California, on July 26, 2024.

PALISADES VENTURE, Inc.

Date: June 28, 2024	/s/ Orie Rechtman
	By:	Orie Rechtman
	Its:	Chief Executive Officer; Chief Financial Officers, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Capacity in Which Signed	Date

/s/ Orie Rechtman	Chief Executive Officer	July 26, 2024
Orie Rechtman	(Principal Executive Officer Principal Accounting Officer and Director)

/s/ Orie Rechtman	Chief Financial Officer	July 26, 2024
Orie Rechtman	(Principal Accounting Officer and Director)

II-5

PALISADES VENTURE, INC.

FINANCIAL STATEMENTS

For the Fiscal Year Ended December 31, 2023

For the three months ended March 31, 2024 (Unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Palisades Venture, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Palisades Venture, Inc. (the Company) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has stockholders’ deficit and negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

The risk of Going Concern was determined to be a critical audit matter due to the Company’s stockholders’ deficit and negative working capital.

Auditing management’s evaluation of a going concern can be a significant judgement given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2021.

The Woodlands, TX

June 28, 2024

F-3

PALISADES VENTURE, INC.

BALANCE SHEETS

	December 31, 2023	December 31, 2022

Assets

Current Assets
Cash	$4,207	$482
Receivables	5,199	7,956

Total Current Assets	9,406	8,438

Total Assets	$9,406	$8,438

Liabilities and Stockholders Equity

Current Liabilities
Accrued Interest	$8,249	$5,412
Accounts Payables	4,467	7,070
Related Party Payables	37,592	52,537

Total Current Liabilities	50,308	65,019

Long Term Note Payable-Related Party	300,000	300,000
Convertible Note payable	16,500	14,000

Total Liabilities	360,236	379,019

Stockholders Equity
Common stock, $0.001 par value, 500,000,000 shares authorized, 100,000,000 and 100,000,000 shares issued and outstanding, respectively	100,000	100,000
Additional Paid in capital	(28,458)	(56,958)
Accumulated Deficit	(428,944)	(413,623)

Total Stockholders Deficit	(357,402)	(370,581)

Total Liabilities and Stockholders Deficit	$(9,406)	$8,438

The accompanying notes are an integral part of these financial statements.

F-4

PALISADES VENTURE, INC.

STATEMENTS OF OPERATIONS

	December 31, 2023	December 31, 2022

Revenue	$147,095	$115,251

Cost of Sales	39,612	44,207

Gross Profit	107,483	71,044

Operating Expenses	63,985	59,640

Total Expenses	63,985	59,640

Income/(Loss) from Operations	43,498	11,404

Interest Expense	31,337	31,125

Net Income (Loss)	$12,161	$(19,721)

Earnings per common share
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Weighted Average common shares outstanding
Basic	100,000,000	100,000,000
Diluted	100,000,000	100,000,000

The accompanying notes are an integral part of these financial statements.

F-5

PALISADES VENTURE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023 and 2022

	Common		Additions
	Shares	Common	to Paid in	Accumulated	Total
	Outstanding	Stock	Capital	Deficit	Equity
		$	$	$	$

Balance as at December 31, 2021	100,000,000	100,000	(85,458)	(336,860)	(322,318)

Imputed Interest	–	–	28,500	–	28,500

Net Loss	–	–	–	(19,721)	(19,721)

Owners Draw	–	–	–	(57,042)	(57,042)

Balance as at December 31, 2022	100,000,000	100,000	(56,958)	(413,623)	(370,581)

Imputed Interest	–	–	28,500	–	28,500

Net Profit	–	–	–	12,161	12,161

Owners Draw	–	–	–	(27,482)	(27,482)

Balance at December 31, 2023	100,000,000	100,000	(28,458)	(428,944)	(357,402)

The accompanying notes are an integral part of these financial statements.

F-6

PALISADES VENTURE, INC.

STATEMENTS OF CASH FLOWS

	December 31, 2023	December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES

Net profit/(Loss)	$16,161	$(19,721)

Adjustments to reconcile net income/loss to net cash used in operating activities

Imputed Interest	28,500	28,500

Changes in Assets and Liabilities
Accounts Receivable	2,757	(5,686)
Accounts Payable	(6,603)	1,529
Deferred Revenue	–	(1,218)
Accrued Expenses	2,837	2,625
Net cash used in Operating Activities	43,652	6,029

CASH FLOWS FROM FINANCING ACTIVITIES

Related Party Advances	(14,945)	43,423
Owners Draw	(24,910)	(57,042)
Borrowings on debt	2,500	6,000
Net cash used in Financing Activities	(37,355)	(7,619)

Net Change in Cash	6,297	(1,590)
Cash at beginning of the Year	482	2,072
Cash at end of the Year	$6,779	$482

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest Paid	$–	$–
Income Taxes Paid	$–	$–

The accompanying notes are an integral part of these financial statements.

F-7

PALISADES VENTURE, INC.

Notes to Financial Statements

December 31, 2023

NOTE 1 – NATURE OF BUSINESS

Palisades Venture, Inc., is a datacenter and computer storage company based in the US. The Company was formed in 2021 primarily to absorb the assets of Landmark PMG LLC (d/b/a 4Service Cloud Tech) – one of the subsidiaries of CorpTech Holding Inc., for 25,000,000 shares of our restricted common stock and $300,000, through an Asset Purchase Agreement, dated July 27, 2021.

The Company is engaged in the cloud computing segment of the technology sector as well as IT business continuity, disaster recovery and Cyber Security.

Effective as of July 27, 2021, CorpTech Holding, Inc., (d/b/a Landmark Properties Management Group, LLC, d/b/a 4Service Cloud Tech) sold all of its rights and assets, through an Asset Purchase Agreement of its Landmark PMG LLC, D/B/A 4 Service Cloud Tech business to Palisades Venture, Inc. in exchange for 25,000,000 shares of the common stock of Palisades and a $300,000 promissory note. As part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note.

Approximately 22.83% of the outstanding common stock of Palisades Venture, Inc. is presently owned by CorpTech Holding, Inc. while 68.49% is owned by our CEO Orie Rechtman.

NOTE 2 – SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES AND PRACTICES

Revenue Recognition

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when, or as, we satisfy a performance obligation.

Company recognizes revenues based on monthly fees for services provided to customers as well as additional hourly work performed per customer’s request in addition to the Monthly Recurring Charges. Customers typically pay on Net 30 Days terms. All customers pay Monthly Recurring charges based on the resources utilized such as the number of Licenses for Microsoft Windows users, and server utilization.

In addition, if a customer requests additional services such as adding/deleting users, updating their personal computers, synchronizing data between their cell phone and servers, issues solving issues with other applications they use internally or additional such services, the Company will provide these services at a rate of $145 per hour.

F-8

Accounts Receivable

Accounts receivable consist primarily of trade receivables. The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer’s trade accounts receivable. The Company does not perform a credit check on new customers but typically will start a new client on pay upfront for the initial on-boarding and first month and gradually move them to Net 15 days after 3 -6 months and then Net 30 days. The allowance for doubtful trade receivables was $0 as of December 31, 2023 and 2022 as we believe all of our receivables are fully collectable.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended December 31, 2023 and 2022.

Stock-based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.” FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company accounts for stock-based compensation in accordance with the provision of ASC 505-50, Equity Based Payments to Non-Employees, which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-9

The Company’s financial instruments are consisted principally of accrued expenses, short term debt and long term debt. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature.

Income Tax Provision

The Company follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

Prior to July 27, 2021, Landmark was a LLC and taxed as a pass through entity. Palisades is a C corp and taxed as such and that from inception forward for Palisades and from acquisition of Landmark forward all amounts are taxed as a C corp.

	December 31
	2023	2022
Tax expense/(benefit) computed at statutory rate for continuing operations	$(68,412)	$(70,666)
Valuation allowance	68,412	70,666)
Tax expense/(benefit) for continuing operations	$–	$–

The Company has current net operating loss carryforwards more than $336,504 as of December 31, 2022, to offset future taxable income, which expire beginning 2029.

Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. The components of deferred income tax assets are as follows:

	December 31
	2023	2022
Net operating loss	$(323,343)	$(336,504)
Valuation allowance	324,343	336,504
Net deferred asset	$–	$–

At December 31, 2023, the Company provided a 100% valuation allowance for the deferred tax asset because it could not be determined whether it was more likely than not that the deferred tax asset/(liability) would be realized.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the, change was signed into law.

F-10

The Company adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Net income (loss) per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants. There were no potentially dilutive common shares outstanding for the years ended December 31, 2023 and December 31, 2022.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has retained losses of $428,944 after owners draw and negative working capital of $40,902 as of December 31, 2023. For the year ended December 31, 2023 and 2022 the Company had a net income (loss) of $12,161 and $(19,721) respectively. Due to these conditions, it raises substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to expand operations and generate additional revenue; however, the Company’s cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In the year ended December 31, 2023 the amount due to Mr. Rechtman is $37,592 whereas the amount due in the year ended December 31, 2022 was $52,537. Funds were advanced by Mr. Rechtman to support the company during a shortage of cash due partially to lower revenues and also the remaining impact of the Covid pandemic.

The funds due to Mr. Rechtman have no formal agreement, no due date and no rate of interest.

In the year ended December 31, 2023 distributions to Mr Rechtman were $27,482 and $57,042 in the year ended December 31, 2022. These distributions/owners draw were not connected to the amounts advanced to the Company in the related party transactions.

On July 27th, 2021 Palisades purchased the assets of Landmark LLC from CorpTech Holding Inc. Mr. Rechtman - our CEO, owns 75% of our Company as well as 90% of CorpTech Holding Inc., while CorpTech owns 25% of our Company. Palisades paid for this purchase as follows: 25,000,000 shares of Palisades shares and $300,000 promissory Note with terms including no payments for 5 years, $5000 monthly payments for additional 5 years and a balloon payment at the end of the 10 years for all remaining balance. Palisades may prepay the note with no penalty at any time.

The due date of this note is July 25, 2031. The interest rate of the non-convertible note is 0.5%. The Company used the stated rate of 9.5% as imputed interest rate, which was $28,500 and $28,500 for the year ended December 31, 2023 and year ended December 31, 2022 respectively. As of December 31, 2023, and 2022, the balance of the debt was $300,000.

F-11

On February 2, 2023 the Company entered into a Service Level Agreement with CorpTech Holding where CorpTech will provide the Company with technical support and hosting of servers. The Company is paying CorpTech $2,500 a month for these services. In the period ended December 31, 2023 the Company incurred $25,000 of expenses related to this agreement and $7,500 for the quarter ended March 31, 2024. The specifics of this Service Level Agreement are detailed in the agreement attached to this document

RELATED PARTY NOTE AND INTEREST

Corptech Holdings, Inc.	Issuance Date	Maturity date	Amount	Interest Rate

DETAIL	27-Jul-21	25-Jul-31	300,000	0.50%

Imputed interest addition				9.50%

Total Interest				10%

	Note	Interest	Imputed Interest

Opening Balance - December 31, 2021	$300,000	$645	$12,259

Additions	–	–	–

Repayments	–	–	–

Interest	–	1,500	–

Imputed Interest			28,500

Balance - December 31, 2022	300,000	2,145	40,759

Additions	–	–	–

Repayments	–	–	–

Interest	–	1,500	–

Imputed Interest			28,500

Balance as at December 31, 2023	$300,000	$3,645	$69,259

F-12

NOTE 5 – CONVERTIBLE NOTE

On February 17, 2021 the Company (Palisades Venture Inc.) and Rechtman entered into a convertible note agreement with Mr. Robert Papiri in the amount of $24,000 and an interest rate of 8% per annum. $4000 was the remaining balance from an older note Papiri provided and the remaining amount was to provide the company the financial help to complete and pay for the costs associated with the S1 registration. To date Papiri has advanced $16,500 against this note. In the year ended December 31, 2023 and 2022 $2,500 and $6,000 were advanced respectively. The note was revised On March 1, 2023 with a maturity date of June 1, 2025 and an interest rate of 8% per annum.

This note can convert to 2,500,000 shares of common stock of Palisades Venture, Inc. with conversion price of $0.0096 per share within 60 days following the filing of the S1 registration. If Papiri does not convert, the loan is repaid over 18 months with minimum payments of $1,000 per month and a balloon at the end of the period. No payments are due until 60 days after the filing of the registration statement. The interest rate on this note is at 8% per annum. Any balance of interest due at the time of conversion may also be converted under the same terms as the capital portion of the note.

CONVERTIBLE NOTE AND INTEREST

Robert Papiri	Issuance Date	Date of Revision	Maturity date	Amount	Interest Rate

Details	February 17, 2021	March 1, 2023	June 1, 2025	$24,000	8%

	Note	Interest

Opening Balance - December 31, 2021	$8,000	$2,142

Additions	6,000	–

Interest	–	1,125

Balance - December 31, 2022	14,000	3,267

Additions	2,500	–

Repayments	–	–

Interest	–	1,337

Balance as at December 31, 2023	$16,500	$4,604

INTEREST EXPENSE

	Robert Papiri	Corptech Holdings, Inc.	TOTAL

Year Ended December 31, 2022	$1,125	$29,921	$31,046

Year ended December 31, 2023	$1,337	$30,000	$31,337

F-13

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s equity structure from July 23, 2021 through December 31, 2023 was as follows:

The company has authorized 500,000,000 shares of common stock par value $0.001.

Total Shares outstanding 100,000,000.

NOTE 7 – CONCENTRATION

Concentration of Major Customers

As of December 31, 2023, the Company’s trade accounts receivables from four customer represented approximately 100% of its accounts receivable. As of December 31, 2022, the Company’s trade accounts receivables from three customers represented approximately 87% of its accounts receivable.

For the year ended December 31, 2023, the Company received approximately 70% of its revenue from three customers. The specific concentrations were Customer A, 32%, Customer B, 21%, Customer C, 17%. for the year ended December 31, 2022 the Company received approximately 75% of its revenue from four customers. The specific concentrations were Customer A, 27%, Customer B, 22%, Customer C, 15%, Customer D, 11%.

Concentration of Supplier Risk

The Company had one vendor that accounted for approximately 97% of purchases during the year ended December 31, 2023, related to operations. For the year ended December 31, 2022 the Company had 1 vendor that accounted for approximately 97% of purchases.

NOTE 8 – SUBSEQUENT EVENTS

In January 3rd, 2024, the Board of the Company approved the issuance of common shares of stock for services rendered, for the payment of the promissory note upon conversion of the note due to Robert Papiri and to the shareholders of CorpTech Holding Inc. as part of the purchase price for Landmark PMG LLC (d/b/a 4Service Cloud Tech).

Subsequent to the end of the period an additional 9,500,000 shares of common stock are to be issued to consultants that assisted in the completion of the S-1 registration.

F-14

PALISADES VENTURE, INC.

BALANCE SHEETS

	March 31, 2024 (Unaudited)	December 31, 2023

Assets

Current Assets
Cash	$1,772	$4,207
Receivables	10,982	5,199

Total Current Assets	12,754	9,406

Total Assets	$12,754	$9,406

Liabilities and Stockholders Equity

Current Liabilities
Accrued expenses	$9,032	$8,249
Accounts Payables	2,000	4,467
Related Party Payables	20,472	37,592

Total Current Liabilities	31,504	50,308

Long term Note Payable	300,000	300,000
Convertible Note payable	23,000	16,500
Total Liabilities	354,504	366,808

Stockholders Equity
Common Stock, $.001 par value, 500,000,000 shares authorized, 200 and 200 shares issued and outstanding, respectively	100,000	100,000
Additional Paid in capital	(21,333)	(28,458)
Accumulated Deficit	(420,417)	(428,944)

Total Stockholders Equity	(341,750)	(357,402)

Total Liabilities and Stockholders Deficit	$12,754	$9,406

The accompanying notes are an integral part of these unaudited financial statements.

F-15

PALISADES VENTURE, INC.

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED

	March 31, 2024 (Unaudited)	March 31, 2023 (Unaudited)

Gross Revenue	$47,996	$29,163

Cost of Sales	7,866	8,800

Profit from Operations	40,130	20,363

Operating Expenses	23,695	14,380

Total Expenses	23,695	14,380

Profit/(Loss) from Operations	16,435	5,983

Interest Expense	7,908	7,837

Provision for Income Tax	0	0

Net Profit	$8,527	$(1,854)

Earnings per common share
Basic	$0.00	0.00
Diluted	$0.00	0.00

Weighted Average common shares outstanding
Basic	100,000,000	100,000,000
Diluted	100,000,000	100,000,000

The accompanying notes are an integral part of these unaudited financial statements.

F-16

PALISADES VENTURE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023 (Unaudited) and MARCH 31, 2024 (Unaudited)

	Common Shares	Common	Additional Paid-in	Accumulated	Total
	Outstanding	Stock	Capital	Deficit	Equity
		$	$	$	$

Balance as at December 31, 2022	100,000,000	100,000	(56,958)	(413,623)	(370,581)

Imputed Interest	–	–	7,125	–	7,125

Net Loss	–	–	–	(1,854)	(1,854)

Balance at March 31, 2023	100,000,000	100,000	(49,833)	(415,477)	(365,310)

Balance as at December 31, 2023	100,000,000	100,000	(28,458)	(428,944)	(357,402)

Imputed Interest	–	–	7,125	–	7,125

Net income	–	–	–	8,527	8,527

Balance at March 31, 2024	100,000,000	100,000	(21,333)	(420,417)	(341,750)

The accompanying notes are an integral part of these unaudited financial statements.

F-17

PALISADES VENTURE, INC.

STATEMENTS OF CASH FLOWS

	For The Three Months	For The Three Months
	March 31, 2024 (Unaudited)	March 31, 2023 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES

Net profit/(Loss)	$8,527	$(1,854)

Adjustments to reconcile net income/loss to net cash used in operating activities
Imputed Interest	7,125	7,125
Changes in Assets and Liabilities
Accounts Receivable	(5,783)	(4,188)
Accounts Payable	(2,467)	(2,267)
Accrued Expenses	783	712
Net cash Provided by (used) in Operating Activities	8,185	(472)

CASH FLOWS FROM FINANCING ACTIVITIES
Related Party Advances	(17,120)	(1,643)
Borrowings on debt	6,500	2,500
Net cash Provided by (used in) Financing Activities	(10,620)	857

Net Change in Cash	(2,435)	385
Cash at beginning of the Year	4,207	482
Cash at end of the Year	$1,772	$867

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$–	$–
Income Taxes Paid	$–	$–

The accompanying notes are an integral part of these financial statements.

F-18

PALISADES VENTURE, INC.

Notes to the Unaudited Financial Statements

NOTE 1 – NATURE OF BUSINESS

Palisades Venture, Inc., is a datacenter and computer storage company based in the US. The Company was formed in 2021 primarily to absorb the assets of Landmark PMG LLC (d/b/a 4Service Cloud Tech) – one of the subsidiaries of CorpTech Holding Inc., for 25,000,000 shares of our restricted common stock and $300,000, through an Asset Purchase Agreement, dated July 27, 2021.

The Company is engaged in the cloud computing segment of the technology sector as well as IT business continuity, disaster recovery and Cyber Security.

Effective as of July 27, 2021, CorpTech Holding, Inc., (d/b/a Landmark Properties Management Group, LLC, d/b/a 4Service Cloud Tech) sold all of its rights and assets, through an Asset Purchase Agreement of its Landmark PMG LLC, D/B/A 4 Service Cloud Tech business to Palisades Venture, Inc. in exchange for 25,000,000 shares of the common stock of Palisades and a $300,000 promissory note. As part of that certain Asset Purchase Agreement by and between the Company and CorpTech Holding, Inc.; wherein, the Company acquired all the assets and rights to the Landmark PMG LLC, (d/b/a 4Service Cloud Tech) business for 25,000,000 shares of common stock and a $300,000 promissory note.

Approximately 22.89% of the outstanding common stock of Palisades Venture, Inc. is presently owned by CorpTech Holding, Inc. while 68.49% is owned by our CEO Orie Rechtman.

NOTE 2 – SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES AND PRACTICES

Revenue Recognition

Under Topic 606, revenue is recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

•	identification of the contract, or contracts, with a customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of revenue when, or as, we satisfy a performance obligation.

Company recognizes revenues based on monthly fees for services provided to customers as well as additional hourly work performed per customer’s request in addition to the Monthly Recurring Charges. Customers typically pay on Net 30 Days terms. All customers pay Monthly Recurring charges based on the resources utilized such as the number of Licenses for Microsoft Windows users, and server utilization.

In addition, if a customer requests additional services such as adding/deleting users, updating their personal computers, synchronizing data between their cell phone and servers, issues solving issues with other applications they use internally or additional such services, the Company will provide these services at a rate of $145 per hour.

F-19

Accounts Receivable

Accounts receivable consist primarily of trade receivables. The Company provides an allowance for doubtful trade receivables equal to the estimated uncollectible amounts. That estimate is based on historical collection experience, current economic and market conditions and a review of the current status of each customer’s trade accounts receivable. The Company does not performs a credit check on new customers but typically will start a new client on pay upfront for the initial on-boarding and first month and gradually move them to Net 15 days after 3 -6 months and then Net 30 days. The allowance for doubtful trade receivables was $0 as of March 31, 2024 and 2023 as we believe all of our receivables are fully collectable.

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the quarters ended March 31, 2024 and 2023.

Stock-based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.” FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company accounts for stock-based compensation in accordance with the provision of ASC 505-50, Equity Based Payments to Non-Employees, which requires that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 - Quoted market prices available in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

F-20

The Company’s financial instruments are consisted principally of accrued expenses, short term debt, and long term debt. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature.

Income Tax Provision

The Company follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

Prior to July 27, 2021, Landmark was a LLC and taxed as a pass through entity. Palisades is a C corp and taxed as such and that from inception forward for Palisades and from acquisition of Landmark forward all amounts are taxed as a C corp.

	March 31,
	2024	2023
Tax expense/(benefit) computed at statutory rate for continuing operations	$(66,321)	$(71,055)
Valuation allowance	66,321	71,055
Tax expense/(benefit) for continuing operations	$–	$–

The Company has current net operating loss carryforward of $420,417 as of March 31, 2024, to offset future taxable income, which expire beginning 2029.

Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. The components of deferred income tax assets are as follows:

	March 31,
	2024	2023
Deferred tax assets:
Net operating loss	$(315,816)	$(338,358)
Valuation allowance	315,816	338,358
Net deferred asset	$–	$–

At March 31, 2024, the Company provided a 100% valuation allowance for the deferred tax asset because it could not be determined whether it was more likely than not that the deferred tax asset/(liability) would be realized.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the, change was signed into law.

F-21

The Company adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Net income (loss) per common share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants. There were no potentially dilutive common shares outstanding for the quarters ended March 31, 2024 and 2023.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-22

NOTE 3 – GOING CONCERN

The accompanying unaudited financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As shown in the accompanying unaudited financial statements, the Company has retained losses of $(420,417) after owners draw and negative working capital of $(18,750) as of March 31, 2024. For the quarters ended March 31, 2024 and 2023 the Company had a net income/(loss)of $8,527 and $(1,854) respectively. Due to these conditions, it raises substantial doubt about the Company’s ability to continue as a going concern.

The Company is attempting to expand operations and generate additional revenue; however, the Company’s cash position may not be sufficient to support its daily operations. While the Company believes in the viability of its strategy to generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon its ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds. The unaudited financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

In the quarter ended March 31, 2024 the amount due to Mr. Rechtman is $20,472, whereas the amount due in the year ended December 31, 2023 was $37,592. Funds were advanced by Mr. Rechtman to support the company during a shortage of cash due partially to lower revenues and also the remaining impact of the Covid pandemic.

In the quarter ended March 31, 2024 distributions to Mr Rechtman were $0 and $0 in the period ended March 31, 2023. In the quarter ended March 31, 2024 the Company repaid Mr. Rechtman $17,120 of his advances, however previous distributions/owners draw were not connected to the amounts advanced to the Company in the related party transactions.

On July 27th, 2021 Palisades purchased the assets of Landmark LLC from CorpTech Holding Inc. Mr. Rechtman - our CEO, owns 75% of our Company as well as 90% of CorpTech Holding Inc., while CorpTech owns 25% of our Company. Palisades paid for this purchase as follows: 25,000,000 shares of Palisades shares and $300,000 promissory Note with terms including no payments for 5 years, $5000 monthly payments for additional 5 years and a balloon payment at the end of the 10 years for all remaining balance. Palisades may prepay the note with no penalty at any time.

The due date of this note is July 31, 2031.  The interest rate of the non-convertible note is 0.5%. The Company used the stated rate of 9.5% as imputed interest rate, which was $7,125 and $7,125 for the quarter ended March 31, 2024 and quarter ended March31, 2023, respectively. As of March 31, 2024, and 2023, the balance of the debt was $300,000.

On February 2, 2023 the Company entered into a Service Level Agreement with CorpTech Holding where CorpTech will provide the Company with technical support and hosting of servers. The Company is paying CorpTech $2,500 a month for these services. In the period ended December 31, 2023 the Company incurred $25,000 of expenses related to this agreement and $7,500 for the quarter ended March 31, 2024. The specifics of this Service Level Agreement are detailed in the agreement attached to this document.

RELATED PARTY NOTE AND INTEREST

Corptech Holdings, Inc.	Issuance Date	Maturity date	Amount	Interest Rate

DETAIL	27-Jul-21	25-Jul-31	300,000	0.50%

Imputed interest addition				9.50%

Total Interest				10%

F-23

			Imputed
	Note	Interest	Interest

Balance as at December 31, 2022	$300,000	$2,145	$40,759

Additions	–	–	–

Repayments	–	–	–

Interest	–	1,500	–

Imputed Interest - excluded from accrual	–	–	7,125

Balance as at March 31, 2023	300,000	3,645	47,884

Additions	–	–	–

Repayments	–	–	–

Interest	–	1,125	–

Imputed Interest -excluded from accrual	–	–	21,375

Balance as at December 31, 2023	300,000	3,645	69,259

Additions	–	–	–

Repayments	–	–	–

Interest	–	375	–

Imputed Interest	–	–	7,125

Balance as at March 31, 2024	$300,000	$4,020	$76,384

F-24

NOTE 5 – CONVERTIBLE NOTE

On February 17, 2021 the Company (Palisades Venture Inc.) and Rechtman entered into a convertible note agreement with Mr. Robert Papiri in the amount of $24,000 and an interest rate of 8% per annum. $4,000 was the remaining balance from an older note Papiri provided and the remaining amount was to provide the Company the financial help to complete and pay for the costs associated with the S-1 registration. To date Papiri has advanced $23,000 against this note. In the period ended March 31, 2024 and the year ended December 31, 2023 $6,500 and $2,500 were advanced respectively. The note was revised On March 1, 2023 with a maturity date of June 1, 2025 and an interest rate of 8% per annum.

This note can convert to 2,500,000 shares of common stock of Palisades Venture, Inc. with conversion price of $0.0096 per share within 60 days following the filing of the S-1 registration. If Papiri does not convert, the loan is repaid over 18 months with minimum payments of $1,000 per month and a balloon at the end of the period. No payments are due until 60 days after the filing of the registration statement. The interest rate on this note is at 8% per annum. Amy balance of interest due at the time of conversion may also be converted under the same terms as the capital portion of the note.

CONVERTIBLE NOTE AND INTEREST

Robert Papiri	Issuance Date	Date of Revision	Maturity date	Amount	Interest Rate

Details	February 17, 2021	March 1, 2023	June 1, 2025	$24,000	8%

F-25

	Note	Interest

Balance as at December 31, 2022	$14,000	$3,267

Additions	2,500	–

Repayments	–	–

Interest	–	1,337

Balance as at March 31, 2023	$16,500	$4,604

Additions		–

Repayments	–	–

interest	–	1,007

Balance as at December 31, 2023	$16,500	$4,604

Additions	6,500

Repayments	–	–

Interest	–	408

Balance as at March 31, 2024	$23,000	$5,012

INTEREST EXPENSE

	Robert Papiri	Corptech Holdings, Inc.	TOTAL
Quarter Ended March 31, 2023	$337	$7,500	$7,837
Quarter Ended March 31, 2024	$408	$7,500	$7,908

NOTE 6 – STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s equity structure from July 23, 2021 through March 31, 2024 is as follows:

The company has authorized 500,000,000 shares of common stock par value $0.001.

Total Shares outstanding 100,000,000.

NOTE 7 – SUBSEQUENT EVENTS

The Company issued 9,500,000 shares of Common stock for services rendered after the end of the period.

F-26